Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-117905 and 333-146576

Prospectus Supplement

(To Prospectus dated August 25, 2004)

3,450,000 Shares

Common Stock

We are offering 3,450,000 shares of our common stock. Our common stock is quoted on the New York Stock Exchange under the symbol “ESL.” On October 8, 2007, the last reported sale price of our common stock on the New York Stock Exchange was $56.30 per share.

Investing in our common stock involves a high degree of risk. Please read “ Risk Factors” beginning on page S-10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$55.00	$189,750,000
Underwriting Discounts and Commissions	$0.69	$2,380,500
Proceeds to Esterline (Before Expenses)	$54.31	$187,369,500

We expect that delivery of the shares of common stock will be made through The Depository Trust Company in New York, New York on or about October 12, 2007.

Jefferies & Company

Prospectus Supplement dated October 9, 2007

You should rely only on information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus. We have not, and the underwriter has not, authorized anyone to provide you with information that is different from that contained in this prospectus supplement and the accompanying base prospectus, which together we sometimes refer to generally as the prospectus. We are offering to sell and are seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.

This prospectus supplement is a supplement to the accompanying base prospectus that is also a part of this document. This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. The shelf registration statement was declared effective by the SEC on August 25, 2004. Under the shelf registration statement, we may sell any combination of the securities described in the accompanying base prospectus up to an aggregate amount of $300 million ($115 million of which has been sold in a previous offering) of which this offering is a part. In this prospectus supplement, we provide you with specific information about the terms of this offering. Both this prospectus supplement and the accompanying base prospectus include important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement also adds, updates and changes information contained in the accompanying base prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying base prospectus, the statements made in the accompanying base prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read this prospectus supplement and the accompanying base prospectus as well as the additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference” of this prospectus supplement before investing in our common stock.

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Prospectus Supplement Summary

This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying base prospectus, as well as documents incorporated by reference. This summary may not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying base prospectus carefully, including “Risk Factors” and the consolidated financial statements incorporated by reference, before making an investment decision. The term “EBITDA from continuing operations” has the meaning set forth under “– Summary Consolidated Financial Information.” Unless the context indicates otherwise, references in this prospectus to “Esterline”, “we”, “our” and “us” refer to Esterline Technologies Corporation and its subsidiaries.

Our Company

We are a leading specialized manufacturing company principally serving aerospace and defense customers. Our strategy is to maintain a leadership position in niche markets for the development and manufacture of highly engineered products that are essential to our customers. Our current business and strategic growth plan focuses on the continuous development of these products in three key technology segments: avionics and controls, sensors and systems, and advanced materials, principally for aerospace and defense markets. Our products are often mission-critical equipment, which have been designed into particular military and commercial platforms, and in certain cases can only be replaced by products of other manufacturers following a formal certification process.

Our products have a long history in the aerospace and defense industry and are found on most military and commercial aircraft, helicopters, and land-based systems. For example, our products are used on the majority of active and in-production U.S. military aircraft and on every Boeing commercial aircraft platform manufactured in the past 65 years. In addition, our products are supplied to Airbus, all of the major regional and business jet manufacturers, and the major aircraft engine manufacturers. We differentiate ourselves through our engineering and manufacturing capabilities and our reputation for quality, reliability, and innovation. We work closely with original equipment manufacturers (“OEMs”) on new, highly engineered product designs, which often results in our products being designed into their platforms; this integration often results in sole-source positions for OEM production and aftermarket business. In fiscal 2006, we estimate that 25% of our sales to commercial and military aerospace customers were derived from aftermarket business. Our aftermarket sales, including retrofits, spare parts, and repair services, historically carry a higher gross margin and have more stability than sales to OEMs. In many cases, aftermarket sales extend well beyond the OEM production period, supporting the platform during its entire life cycle.

Our sales are diversified across three broad markets: defense, commercial aerospace, and general industrial. For fiscal 2006, we estimate we derived approximately 38% of our sales from the defense market, 43% from the commercial aerospace market and 19% from the general industrial market. In addition, our sales were balanced across product lines and customers, with no product line accounting for more than 14% of our fiscal 2006 sales, and our largest direct customer, the U.S. Government (primarily the U.S. Department of Defense), accounting for approximately 12% of our fiscal 2006 sales.

Through organic growth and strategic acquisitions our sales and EBITDA from continuing operations have both increased annually since fiscal 2002 at a compounded annual growth rate of approximately 23% over that time period. For the fiscal year ended October 27, 2006, we generated sales and EBITDA from continuing operations of $972.3 million and $135.8 million, respectively, and for the nine months ended July 27, 2007, we generated sales and EBITDA from continuing operations of $895.9 million and $151.1 million, respectively. We have also steadily increased our bookings and backlog since our fiscal 2002. Our backlog at July 27, 2007 was $977.9 million, compared with $653.5 million at October 27, 2006 and $482.8 million at October 28, 2005.

Business Segments

We organize and manage our operations in the following three business segments: Avionics & Controls, Sensors & Systems, and Advanced Materials.

Avionics & Controls (34.1% of sales for the nine month period ended July 27, 2007). The Avionics & Controls segment designs and manufactures technology interface systems for military and commercial aircraft and land-and sea-based military vehicles, secure communications systems, specialized medical equipment, and other industrial applications.

Our technology interface products include lighted push-button and rotary switches, keyboards, lighted indicators, panels and displays that are used in a broad variety of control and display applications. These products, which have been integrated into many existing aircraft designs, provide us with a significant spare parts and retrofit business. In addition, we manufacture control sticks, grips and wheels, as well as specialized switching systems. Our software engineering center supports our customers’ needs with such applications for primary flight displays, flight management systems, air data computers and engine control systems. Our products are incorporated in a wide variety of platforms ranging from military helicopters, fighters and transports, to commercial, regional and business jets. In fiscal 2006, some of our largest customers for these products included The Boeing Company, Honeywell, BAE Systems, Lockheed Martin, Smiths Aerospace and Sikorsky.

We are also a supplier in custom input integration with a full line of keyboard switch and input technologies for specialized medical equipment, communications systems and comparable equipment for military applications. These products include custom keyboards, keypads, and input devices that integrate cursor control devices, bar-code scanners, displays, laser pointers, and voice activation. We also produce meters that are used for point-of-use and point-of-care in vitro diagnostics. We have developed a wide variety of technologies, including plastic and vinyl membranes that protect high-use switches and fully depressible buttons, and backlighted elastomer switch coverings that are resistant to exposure from harsh chemicals. In fiscal 2006, some of our largest customers for these products included Roche, Lockheed Martin, Philips, and General Electric.

On March 14, 2007, we acquired CMC Electronics Holdings Inc. (“CMC”) for approximately $344.3 million in cash, including acquisition costs and an adjustment based on the amount of cash and net working capital of CMC as of closing. CMC is a manufacturer of high technology avionics, including global positioning systems, head-up displays, enhanced vision systems and electronic flight management systems. The acquisition significantly expanded the scale of our Avionics & Controls business.

Sensors & Systems (31.4% of sales for the nine month period ended July 27, 2007). The Sensors & Systems segment produces high-precision temperature, pressure and speed sensors, electrical power switching, control and data communication devices, fluid control components, micro-motors, motion control sensors, and other related systems principally for aerospace and defense customers.

We are a market leader for these products in Europe with growing positions in the United States. For example, we are the sole-source supplier of temperature probes for use on all versions of the General Electric/Snecma CFM-56 jet engine. The CFM-56 has an installed base of over 17,000 engines, is standard equipment on new generation Boeing 737 aircraft and was selected as the engine for approximately 45% of all Airbus aircraft delivered to date. We are contracted to design and manufacture the 787’s sensors for the environmental control system and the primary power distribution assembly for the new Airbus A400M military transport. Additionally, we have secured a Tier 1 position with Rolls Royce for the complete suite of sensors for the engine that will power the A400M. The principal customers for our products in this business segment are jet engine manufacturers and airframe manufacturers. In fiscal 2006, some of our largest customers for these products included Flame, SAFRAN, British Ministry of Defence, Rolls Royce, General Electric, Avnet, The Boeing Company, Honeywell, and BAE Systems.

Advanced Materials (34.5% of sales for the nine month period ended July 27, 2007). The Advanced Materials segment develops and manufactures high-performance elastomer products used in a wide range of commercial aerospace and military applications, combustible ordnance components and airborne countermeasures for military applications and highly engineered thermal components for commercial aerospace and industrial applications.

We specialize in the development of proprietary formulations for silicone rubber and other elastomer products, engineered to address specific customer requirements where superior performance in high temperature, high pressure, caustic, abrasive and other difficult environments is critical. These products include clamping devices, thermal fire barrier insulation products, seals, tubing and coverings designed in custom-molded shapes. We are a leading U.S. supplier of high-performance elastomer products to the aerospace industry, with our primary customers for these products being jet and rocket engine manufacturers, commercial and military airframe manufacturers, as well as commercial airlines. In fiscal 2006, some of our largest customers for these products included the U.S. Department of Defense, Alliant Techsystems, The Boeing Company, General Dynamics, KAPCO, Honeywell, Lockheed Martin, and Goodrich.

We also develop and manufacture high temperature lightweight insulation equipment for aerospace and automotive applications including the 737 and A320 series aircraft and diesel engine manifolds for earthmover and agricultural equipment. In addition, we specialize in the development of thermal protection for petrochemical fire protection systems and nuclear insulation. We design and manufacture high temperature components for industrial and marine markets. In fiscal 2006, some of our largest customers of these products included Airbus, BAE Systems, and Spirit AeroSystems.

We develop and manufacture combustible ordnance and electronic warfare countermeasure devices for military customers. We manufacture molded fiber cartridge cases, modular artillery charge systems, mortar increments, igniter tubes and other combustible ordnance components primarily for the U.S. Department of Defense. We are currently the sole supplier of these combustible products for munitions utilized by the U.S. Armed Forces on platforms such as the M1-A Abrams Tank. We are also currently the sole supplier of radar countermeasure chaff and a major supplier to the U.S. military of infrared decoy flares used by aircraft to help protect against radar and infrared guided missiles. Sales are made either directly to the U.S. Department of Defense or through prime contractors, including Alliant Techsystems and General Dynamics.

The following tables provide a summary of selected platforms equipped or to be equipped with products from our three business segments:

	Avionics & Controls	Sensors & Systems	Advanced Materials
COMMERCIAL PLATFORMS

Commercial Aircraft
Airbus A319, A320, A321, A330, A340, A380, Boeing 717, 727, 737, 747, 757, 767, 777, 787, MD-11	X	X	X
Airbus A318, A350			X
MD-10, MD-80, MD-90		X
Regional Aircraft
ARJ21, BD-100, CRJ200/700/900, Embraer ERJ Family, Sukhoi RRJ	X	X	X
DO328 Jet		X	X
Shorts Brothers SD-330/360	X
De Havilland DHC Dash 8-100/200/300			X
Business Aircraft/General Aviation
Bomardier Challenger, Lear Jet and Global Express, Cessna Citation Sovereign and XLS, Dassault 7X and Falcon 2000, Gulfstream 450/500/550, Hawker Horizon	X	X	X
Dornier 328		X	X
Dassault Falcon 50/900, Gulstream 150	X	X
Beech Premier 1, Gulfstream 350, Embraer Phenom 100/300	X		X
Beech King Air and Baron			X
Hawker 800XP		X
Beech 400A and 2000, Cessna (all models), Gulfstream 150/200, Hawker 400XP, Israel Aircraft Astra, Jetstream 31/41, Pilatus PC-12, Saab 2000, Swearingen SJ-30	X

	Avionics & Controls	Sensors & Systems	Advanced Materials
Commercial Helicopters
Agusta/Bell A609, Sikorsky S-76/S92	X	X	X
Bell 206/412/429	X		X
Agusta-Bell 139, Eurocopter AS-350/355, Bell 212/412		X
Engines
CFM International CFM-56; RB-211; General Electric CF6-80C, CF34-8C, D & E, LM2500+; Honeywell TFE731; PW307, Rolls Royce AE 3007, Trent 700/890		X	X
TP400, PW610, 615, 617,535B, 535E, 545C, 210s		X
General Electric GENX			X

MILITARY PLATFORMS
Fixed-Wing Aircraft
737 AEWC Wedgetail, A400M, C-130 Hercules & AMP, C-17, EFA, EH101, F-15, F-16, F-18, F-22, F-35 Joint Strike Fighter, Harrier, Global Hawk, T-50, T-6, Tornado	X	X	X
A-10 Thunderbolt, B-2 Spirit, C27J, C-5, Grippen, N-UCAV, Rafale, Mirage		X	X
B1-B, KC-135, T-45	X		X
Dassault Electronic Surveillance Aircraft, F-5 Tiger, F-117, Harrier, Nighthawk, KC-10 Extender			X
Barracuda UAV, C-160 Transal, C-2A, C-5, CN235, Dauphin, Fire Scout UAV, Mig 29		X
Casa Tanker, E2, P-8A MMA, P-3, Pilatus PC-9/21	X
Helicopter/Tiltrotor
A-109, A-119, AH-1Z Super Cobra, AH-64 Apache, AH-7/9 Lynx, EC-135, EH-101, MH-60, Blackhawk/Knighthawk/Seahawk, Eurocopter Tiger, V-22 Osprey	X	X	X
EC-120		X	X
AH-1 Huey Cobra, AS365 Dauphine 2, CH-47 Chinook, OH-58 Kiowa, Puma 330	X		X
CH-53 Sea Stallion, SH-3 Sea King		X	X
Land Systems
M2/M3 Bradley Fighting Vehicle, M1-A1/2 Abrams Tank	X	X	X
Wolverine Heavy Assault Bridge	X		X
Leopard II Tank, Stryker	X
60, 81, 120mm Mortar Systems; 155mm Modular Artillery Charge System			X
Missiles/Launch
Nimrod	X	X	X
Delta III/IV		X	X
FLIR	X	X
Javelin Missile, Meteor, NAG		X
Space Shuttle			X
Hellfire, Phalanx, Tomahawk	X
Engines
Pegasus, T406, T56		X	X
F110-129, F-414, LM2500+, T-64			X

Competitive Strengths

Leading Positions in Niche Markets. We have developed specialized, value-added product lines that enable us to capture leading positions in our niche markets. We are well established and highly regarded in each of our markets, and benefit from multi-decade experience in developing high performance, mission-critical electronics and advanced materials solutions for aerospace and defense customers. The long-term nature of aircraft manufacturing programs and the extensive Federal Aviation Administration (“FAA”) and OEM certification process for manufacturing original equipment and replacement parts make our market niches difficult for new competitors to enter.

Significant Sole-Source and Aftermarket Sales. We work closely with OEMs on new, highly engineered product designs which often results in our products being designed into their platforms; this integration often results in sole-source positions for OEM production. We also benefit from our large installed base through recurring aftermarket sales. In fiscal 2006, we estimate that 25% of our sales to commercial and military aerospace customers were derived from aftermarket business. Our aftermarket sales, including retrofits, spare parts, and repair services, historically carry a higher gross margin and have more stability than sales to OEMs. In many cases, aftermarket sales extend well beyond the OEM production period, supporting the platform during its entire life cycle.

Product Innovation and Technological Leadership. We have a proven capability to deliver specialized products designed to perform in demanding applications and environments. Our continued focus on our engineering and design capabilities has positioned us for new and innovative product opportunities. Our investment in research and development is closely aligned with our customers’ requirements. Recent new aerospace program wins include the A400M power distribution assembly, TP400 engine sensors, 787 overhead control panel and 787 environmental control system programs. In addition, we actively participate in customer-funded research and development programs, including applications on the new P-8A Multi-mission Maritime Aircraft (MMA), UH-60M Blackhawk, and the VH-71 Presidential Helicopter.

Balanced Business Model. We operate in three market segments and offer a wide selection of products for a broad range of platforms to a large customer base. Our sales are diversified across three broad markets: defense, commercial aerospace, and general industrial. For fiscal 2006, we estimate we derived approximately 38% of our sales from the defense market, 43% from the commercial aerospace market and 19% from the general industrial market. Our high level of diversification provides us with reduced exposure to cyclical declines in any one sector or to any one customer or program, allowing for better long-term business planning and more stable short-term results.

Experienced Management Team. Our senior executives have an average of 17 years experience with Esterline and a proven record of increasing our net sales and generating a consistent level of profitability. The team combines extensive market knowledge with entrepreneurial spirit, making it highly attuned to new market opportunities with a focus on manufacturing excellence. Our experienced management team also has a proven track record of seeking out, executing, and integrating complementary strategic acquisitions. Management has successfully integrated approximately 30 acquisitions since 1996.

Business Strategy

Target Highly Specialized Markets with High Barriers to Entry. We target markets that demand highly engineered solutions for aerospace and defense applications. The long-term nature of defense and aerospace manufacturing programs, combined with high product development costs and extensive certification requirements, make our markets difficult to enter. Once a supplier’s products have been selected for a particular platform, replacement of that supplier typically involves significant cost and lengthy testing. In addition, new programs favor suppliers with extensive industry experience and a reputation for sustained performance.

Expand Our Technologies and Product Offerings. We continue to expand our technologies and product offerings across our three core businesses through organic product development and complementary acquisitions. This has enabled us to provide our customers with more comprehensive, value-added solutions and to expand our content on each platform or program. For example, in fiscal 2006, we developed an integrated overhead control panel for the Boeing

787, developed a complete suite of sensors for the TP400, expanded our capabilities in advanced insulating materials with the acquisition of Darchem and extended our leadership in the defense countermeasures market with the acquisition of Wallop Defence Systems Limited and FR Countermeasures. We believe that by linking technologies, components and systems together we can provide more value-added products and services to our customers.

Capitalize On Growth and Aftermarket Opportunities. Aftermarket sales are generally more profitable and more stable than OEM sales. In addition, the safety and regulatory requirements of the commercial and military aerospace sectors generate recurring repair and replacement activity. We therefore aggressively market spare parts and repair and upgrade services directly to our customers and end-users. Our reputation for quality and sole-source supplier status for many parts has allowed us to capture a significant portion of aftermarket sales related to our products. In fiscal 2006, we estimate that 25% of our sales to commercial and military aerospace customers were derived from aftermarket business. In many cases, aftermarket sales extend well beyond the OEM production period, supporting the platform during its entire life cycle.

Pursue Strategic Acquisitions. Selective acquisitions enable us to gain manufacturing economies of scale, broaden our customer and product bases, and access complementary technologies. As a part of the continuing consolidation of the aerospace and defense industry, we believe there will continue to be opportunities to achieve our objectives through strategic acquisitions. We typically target companies that are leaders in the markets they serve, possess growth potential, offer competitive advantages, and provide attractive rates of return on investment. For example, as part of this strategy, we acquired CMC, which significantly expanded the scale of our existing Avionics & Controls business.

Our Corporate Information

Our principal executive offices are located at 500 – 108th Avenue NE, Bellevue, Washington 98004 and our telephone number is (425) 453-9400. Our website address is www.esterline.com. Information contained on our website is not part of this prospectus supplement or the accompanying base prospectus.

The Offering

Common stock offered by us	3,450,000 shares

Common stock estimated to be outstanding immediately after this offering	29,247,419 shares

New York Stock Exchange symbol	ESL

Use of proceeds	We intend to use the net proceeds from this offering to repay outstanding debt under our credit facilities and for general corporate purposes.

The number of shares of common stock to be outstanding after this offering is based on 25,797,419 shares outstanding as of July 27, 2007, excluding:

•	1,647,950 shares of common stock issuable upon exercise of options outstanding as of July 27, 2007, of which 872,400 options were exercisable at a weighted-average exercise price of $23.32 per share;

•	722,900 shares available for future grant under our equity incentive plan; and

•	122,891 shares available for future issuance under our employee stock purchase plan.

Unless otherwise stated, all information contained in this prospectus supplement assumes that the number of shares outstanding is as of July 27, 2007.

Summary Consolidated Financial Information

The following summary consolidated financial information as of and for each of the five fiscal years in the period ended October 27, 2006 is derived from our audited consolidated financial statements. The following summary consolidated financial information as of and for each of the nine month periods ended July 28, 2006 and July 27, 2007 is derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and the results of operations for these periods. Operating results for the nine months ended July 27, 2007 are not necessarily indicative of future operating results. This financial information should be read in conjunction with the financial information included in the documents incorporated by reference into this prospectus, including the consolidated financial statements and the related notes included in our annual report on Form 10-K for the year ended October 27, 2006 and the unaudited consolidated financial statements and the related notes included in our quarterly reports on Form 10-Q for the quarters ended July 28, 2006 and July 27, 2007. Financial information as of and for the nine month period ended July 27, 2007 includes CMC and its operations since its acquisition on March 14, 2007.

	For Fiscal Years					For Nine Months Ended
	2002	2003	2004	2005	2006	July 28, 2006	July 27, 2007
	(dollars in thousands, except per share amounts)
Operating results: (1)
Net sales	$421,706	$549,132	$613,610	$835,403	$972,275	$702,002	$895,900
Cost of sales	285,900	376,931	418,590	573,453	671,419	483,047	622,827
Selling, general and administrative	79,085	105,301	118,746	137,426	159,624	118,423	148,237
Research, development and engineering	13,829	17,782	25,856	42,238	52,612	37,752	49,585
Other (income) expense	—	—	(509)	514	(490)	(445)	24
Insurance recovery	—	—	—	—	(4,890)	—	(37,314)
Loss (gain) on sale of product line	—	66	(3,434)	—	—	—	—
Operating earnings from continuing operations	42,892	49,052	54,361	81,772	94,000	63,225	112,541
Loss (gain) on derivative financial instruments	1	(2,676)	—	—	—	—	—
Interest income	(1,814)	(868)	(1,964)	(4,057)	(2,642)	(2,250)	(2,110)
Interest expense	7,117	11,991	17,336	18,159	21,290	15,881	25,042
Loss on extinguishment of debt	—	—	—	—	2,156	2,156	—
Income from continuing operations before income taxes	37,588	40,605	38,989	67,670	73,196	47,438	89,609
Income tax expense	9,111	12,458	9,592	16,301	16,716	9,439	18,096
Income from continuing operations	28,477	28,147	29,375	51,034	55,615	37,999	71,513
Income (loss) from discontinued operations, net of tax	(25,264)	(5,312)	10,208	6,992	—	—	—
Cumulative effect of a change in accounting principle	(7,574)	—	—	—	—	—	—
Net earnings (loss)	$(4,361)	$22,835	$39,583	$58,026	$55,615	$37,246	$71,396
Earnings (loss) per share — diluted:
Continuing operations	$1.35	$1.33	$1.37	$2.02	$2.15	$1.44	$2.74
Discontinued operations	(1.20)	(.25)	0.47	0.27	—	—	—
Cumulative effect of a change in accounting principle	(0.36)	—	—	—	—	—	—
Earnings (loss) per share — diluted	(0.21)	1.08	1.84	2.29	2.15	1.44	2.74

	For Fiscal Years					For Nine Months Ended
	2002	2003	2004	2005	2006	July 28, 2006	July 27, 2007
	(in thousands)

Financial structure:
Total assets	$573,678	$802,827	$935,348	$1,115,248	$1,290,451	$1,259,643	$1,873,471
Long-term debt, net	102,133	246,792	249,056	175,682	282,307	280,775	555,385
Shareholders’ equity	357,164	396,069	461,028	620,864	707,989	682,539	856,328
Weighted average shares outstanding – diluted	21,021	21,105	21,539	25,302	25,818	25,809	26,022

(1)	Operating results for 2002 through 2005 and balance sheet items for 2002 through 2003 reflect the segregation of continuing operations from discontinued operations. See Note 3 to our consolidated financial statements included in our annual report on Form 10-K for the year ended October 27, 2006 incorporated into this prospectus.

	For Fiscal Years					For Nine Months Ended
	2002	2003	2004	2005	2006	July 28, 2006	July 27, 2007
	(dollars in thousands)
Other selected data:
EBITDA from continuing operations (1)	$57,021	$72,490	$83,114	$116,013	$135,828	$93,424	$151,065
Capital expenditures	15,008	16,764	21,800	23,730	26,540	20,399	24,334
Interest expense	7,117	11,991	17,336	18,159	21,290	15,881	25,042
Depreciation and amortization from continuing operations	14,129	23,438	28,753	34,241	41,828	30,199	38,524

(1)	EBITDA from continuing operations is a measurement not calculated in accordance with GAAP. We define EBITDA from continuing operations as operating earnings from continuing operations plus depreciation and amortization (excluding amortization of debt issuance costs). We do not intend EBITDA from continuing operations to represent cash flows from continuing operations or any other items calculated in accordance with GAAP, or as an indicator of Esterline’s operating performance. Our definition of EBITDA from continuing operations may not be comparable with EBITDA from continuing operations as defined by other companies. We believe EBITDA is commonly used by financial analysts and others in the aerospace and defense industries and thus provides useful information to investors. Our management and certain financial creditors use EBITDA as one measure of our leverage capacity and debt servicing ability, and is shown here with respect to Esterline for comparative purposes. EBITDA is not necessarily indicative of amounts that may be available for discretionary uses by us. The following table reconciles operating earnings from continuing operations to EBITDA from continuing operations.

	For Fiscal Years					For Nine Months Ended
	2002	2003	2004	2005	2006	July 28, 2006	July 27, 2007
	(dollars in thousands)
Operating earnings from continuing operations	$42,892	$49,052	$54,361	$81,772	$94,000	$63,225	$112,541
Depreciation and amortization from continuing operations	14,129	23,438	28,753	34,241	41,828	30,199	38,524

EBITDA from continuing operations	$57,021	$72,490	$83,114	$116,013	$135,828	$93,424	$151,065

Risk Factors

You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus supplement and the accompanying base prospectus, including our financial statements and the related notes and the other information incorporated by reference. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition would suffer. In that event the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward looking statements and our actual results may differ substantially from those discussed in these forward looking statements.

Risks Related to Our Business and Our Industry

Implementing our acquisition strategy involves risks, and our failure to successfully implement this strategy could have a material adverse effect on our business.

One of our key strategies is to grow our business by selectively pursuing acquisitions. Since 1996 we have completed approximately 30 acquisitions, and we believe there will continue to be opportunities to achieve our objectives through strategic acquisitions, some of which may be material to our business and financial performance. Although we have been successful with this strategy in the past, we may not be able to grow our business in the future through acquisitions for a number of reasons, including:

•	Encountering difficulties identifying and executing acquisitions;

•	Increased competition for targets, which may increase acquisition costs;

•	Consolidation in our industry reducing the number of acquisition targets;

•	Acquisition financing not being available on acceptable terms or at all; and

•	Competition laws and regulations preventing us from making certain acquisitions.

In addition, there are potential risks associated with growing our business through acquisitions, including the failure to successfully integrate and realize the expected benefits of an acquisition. For example, with any past or future acquisition, there is the possibility that:

•	The business culture of the acquired business may not match well with our culture;

•	Technological and product synergies, economies of scale and cost reductions may not occur as expected;

•	Management may be distracted from overseeing existing operations by the need to integrate acquired businesses;

•	We may acquire or assume unexpected liabilities;

•	Unforeseen difficulties may arise in integrating operations and systems;

•	We may fail to retain and assimilate employees of the acquired business;

•	We may experience problems in retaining customers and integrating customer bases; and

•	Problems may arise in entering new markets in which we may have little or no experience.

Failure to continue implementing our acquisition strategy, including successfully integrating acquired businesses, could have a material adverse effect on our business, financial condition and results of operations.

A downturn in the aircraft market could adversely affect our business.

The aircraft industry is cyclical in nature and affected by many factors beyond our control. For example, the aircraft market was affected by the conflict in Iraq and the events of September 11, 2001, resulting in bankruptcy filings, restructurings and downsizing by the major commercial and regional airline carriers. This prolonged downturn had an adverse effect on our business, financial condition and operating results.

The principal markets for manufacturers of commercial aircraft are the commercial and regional airlines, which are adversely affected by a number of factors, including fuel and labor costs, intense price competition, outbreak of infectious disease and terrorist attacks, as well as economic cycles, all of which can be unpredictable and are outside our control. Commercial aircraft production may increase or decrease in response to changes in customer demand caused by general economic conditions and the perceived safety and ease of airline travel.

The military aircraft industry is dependent upon the level of equipment expenditures by the armed forces of countries throughout the world, and especially those of the United States. Although the events of September 11, 2001 and the conflict in Iraq have increased the level of equipment expenditures by the U.S. Armed Forces, this level of spending may not be sustainable in light of record deficits being incurred by the U.S. In addition, in the past this industry has been adversely affected by a number of factors, including the reduction in military spending since the end of the Cold War. Decreases in military spending could depress demand for military aircraft.

Any decrease in demand for new aircraft or use of existing aircraft will likely result in a decrease in demand of our products and services, and correspondingly, our revenues, thereby adversely affecting our business, financial condition and results of operations.

A significant portion of our business depends on U.S. government contracts, which contracts are often subject to competitive bidding, and a failure to compete effectively or accurately anticipate the success of future projects could adversely affect our business.

We obtain many of our U.S. government contracts through a competitive bidding process that subjects us to risks associated with:

•	The frequent need to bid on programs in advance of the completion of their design, which may result in unforeseen technological difficulties and/or cost overruns;

•	The substantial time and effort, including design, development and marketing activities, required to prepare bids and proposals for contracts that may not be awarded to us; and

•	The design complexity and rapid rate of technological advancement of defense-related products.

In addition, in order to win the award of developmental programs, we must be able to align our research and development and product offerings with the government’s changing concepts of national defense and defense systems. The government’s termination of, or failure to fully fund, one or more of the contracts for our programs would have a negative impact on our operating results and financial condition. Furthermore, we serve as a subcontractor on several military programs that, in large part, involve the same risks as prime contracts.

Overall, we rely on key contracts with U.S. government entities for a significant portion of our sales and business. A substantial reduction in these contracts would materially adversely affect our operating results and financial position.

Our business is subject to government contracting regulations, and our failure to comply with such laws and regulations could harm our operating results and prospects.

We estimate that approximately 24% of our sales in fiscal 2006 were attributable to contracts in which we were either the prime contractor to, or a subcontractor to a prime contractor to, the U.S. government. As a contractor and subcontractor to the U.S. government, we must comply with laws and regulations relating to the formation, administration and performance of federal government contracts that affect how we do business with our clients and may impose added costs on our business. For example, these regulations and laws include provisions that contracts we have been awarded are subject to:

•	Protest or challenge by unsuccessful bidders; and

•	Unilateral termination, reduction or modification in the event of changes in government requirements.

The accuracy and appropriateness of certain costs and expenses used to substantiate our direct and indirect costs for the U.S. government under both cost-plus and fixed-price contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency, an arm of the U.S. Department of Defense. Responding to governmental audits, inquiries or investigations may involve significant expense and divert management attention. Our failure to comply with these or other laws and regulations could result in contract termination, suspension or debarment from contracting with the federal government, civil fines and damages, and criminal prosecution and penalties, any of which could have a material adverse effect on our operating results.

Our operating results are subject to fluctuations that may cause our revenues to decline.

Our business is susceptible to seasonality and economic cycles, and as a result, our operating results have fluctuated widely in the past and are likely to continue to do so. Our revenue tends to fluctuate based on a number of factors, including domestic and foreign economic conditions and developments affecting the specific industries and customers we serve. For example, the events of September 11, 2001 and the downturn in commercial aviation, due to, among other things, the conflict in Iraq, impacted our operations. It is possible that in the future our operating results in a particular quarter or quarters will not meet the expectations of securities analysts or investors, causing the market price of our common stock or senior notes to decline. We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance and should not be relied upon to predict our future performance.

Political and economic changes in foreign countries and markets, including foreign currency fluctuations, may have a material adverse effect on our operating results.

Foreign sales were approximately 45% of our total sales in fiscal 2006, and we have manufacturing facilities in a number of foreign countries. A substantial portion of our Sensors & Systems operations are based in the U.K. and France. Doing business in foreign countries is subject to numerous risks, including political and economic changes, restrictive trade policies of foreign governments, economic conditions in local markets, health concerns, inconsistent product regulation or unexpected changes in regulatory and other legal requirements by foreign agencies or governments, the imposition of product tariffs and the burdens of complying with a wide variety of international and U.S. export laws and differing regulatory requirements.

To the extent that foreign sales are transacted in a foreign currency, we are subject to the risk of losses due to foreign currency fluctuations. Furthermore, we own significant operations in Canada, France, Germany and the United Kingdom and have substantial assets denominated in foreign currencies, primarily the Canadian dollar, the euro and the U.K. pound, that are not offset by liabilities denominated in those foreign currencies. Accordingly, we are affected, and may be materially affected, in the event of fluctuations in foreign currencies against the U.S. dollar, which occur from time to time. For example, between the acquisition of CMC (whose expenses are primarily denominated in Canadian dollars) on March 14, 2007 and July 27, 2007, the foreign exchange rate for the U.S. dollar relative to the Canadian dollar decreased from 1.1756 to 1.0618, and from October 27, 2006 to July 27, 2007, the foreign exchange rate for the U.S. dollar relative to the euro decreased from .785 to .733 and the U.S. dollar relative to the U.K. pound decreased from .527 to .494.

Further, we are subject to the Foreign Corrupt Practices Act, or FCPA, which generally prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment. In particular, we may be held liable for actions taken by our strategic or local partners even though our partners are not subject to the FCPA. Any determination that we have violated the FCPA could result in sanctions that could have a material adverse effect on our business, financial condition and results of operations.

Our backlog is subject to modification or termination, which may reduce our sales in future periods.

We currently have a backlog of orders based on our contracts with customers. Under many of our contracts, our customers may unilaterally modify or terminate their orders at any time. In addition, the maximum contract value specified under a government contract awarded to us is not necessarily indicative of the sales that we will realize under that contract. For example, we are a sole-source prime contractor for many different military programs with the U.S. Department of Defense. We depend heavily on the government contracts underlying these programs. Over its lifetime, a program may be implemented by the award of many different individual contracts and subcontracts. The funding of government programs is subject to congressional appropriation.

We may lose money or generate less than expected profits on our fixed-price contracts.

Our customers set demanding specifications for product performance, reliability and cost. Some of our government contracts and subcontracts provide for a predetermined, fixed price for the products we make regardless of the costs we incur. Therefore, we must absorb cost overruns, notwithstanding the difficulty of estimating all of the costs we will incur in performing these contracts and in projecting the ultimate level of sales that we may achieve. Our failure to anticipate technical problems, estimate costs accurately, integrate technical processes effectively or control costs during performance of a fixed-price contract may reduce the profitability of a fixed-price contract or cause a loss. While we believe that we have recorded adequate provisions in our financial statements for losses on our fixed-price contract as required under GAAP, we cannot assure that our contract loss provisions will be adequate to cover all actual future losses. Therefore, we may incur losses on fixed-price contracts that we had expected to be profitable, or such contracts may be less profitable than expected.

We depend on the continued contributions of our executive officers and other key management, each of whom would be difficult to replace.

Our future success depends to a significant degree upon the continued contributions of our senior management and our ability to attract and retain other highly qualified management personnel. We face competition for management from other companies and organizations. Therefore, we may not be able to retain our existing management personnel or fill new management positions or vacancies created by expansion or turnover at our existing compensation levels. Although we have entered into change of control agreements with some members of senior management, we do not have employment contracts with our key executives, nor have we purchased “key-person” insurance on the lives of any of our key officers or management personnel to reduce the impact to our company that the loss of any of them would cause. Specifically, the loss of any of our executive officers would disrupt our operations and divert the time and attention of our remaining officers. Additionally, failure to attract and retain highly qualified management personnel would damage our business prospects.

We may be required to defend lawsuits or pay damages in connection with the alleged or actual harm caused by our products.

We face an inherent business risk of exposure to product liability claims in the event that the use of our products is alleged to have resulted in harm to others or to property. For example, our operations expose us to potential liabilities for personal injury or death as a result of the failure of an aircraft component that has been designed, manufactured or serviced by us. We may incur significant liability if product liability lawsuits against us are successful. While we believe our current general liability and product liability insurance is adequate to protect us from future product liability claims, we cannot assure that coverage will be adequate to cover all claims that may arise. Additionally, we may not be able to maintain insurance coverage in the future at an acceptable cost. Any liability not covered by insurance or for which third-party indemnification is not available could have a material adverse effect on our business, financial condition and results of operations.

Changes in defense procurement models may make it more difficult for us to successfully bid on projects as a prime contractor and limit sole-source opportunities available to us.

In recent years, the trend in combat system design and development appears to be evolving towards the technological integration of various battlefield components, including combat vehicles, command and control network communications, advanced technology artillery systems and robotics. If the U.S. military procurement approach continues to require this kind of overall battlefield combat system integration, we expect to be subject to increased competition from aerospace and defense companies who have significantly greater resources than we do. This trend could create a role for a prime contractor with broader capabilities that would be responsible for integrating various battlefield component systems and potentially eliminating or reducing the role of sole-source providers or prime contractors of component weapon systems.

Our future financial results could be adversely impacted by asset impairment charges.

Under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (Statement No. 142), we are required to test both acquired goodwill and other indefinite-lived intangible assets for impairment on an annual basis based upon a fair value approach, rather than amortizing them over time. We have chosen to perform our annual impairment reviews of goodwill and other indefinite-lived intangible assets during the fourth quarter of each fiscal year. We also are required to test goodwill for impairment between annual tests if events occur or circumstances change that would more likely than not reduce our enterprise fair value below its book value. These events or circumstances could include a significant change in the business climate, including a significant sustained decline in an entity’s market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors. If the fair market value is less than the book value of goodwill, we could be required to record an impairment charge. The valuation of reporting units requires judgment in estimating future cash flows, discount rates and estimated product life cycles. In making these judgments, we evaluate the financial health of the business, including such factors as industry performance, changes in technology and operating cash flows. As we have grown through acquisitions, we have accumulated $604.2 million of goodwill, and have $53.1 million of indefinite-lived intangible assets, out of total assets of $1.9 billion as of July 27, 2007. As a result, the amount of any annual or interim impairment could be significant and could have a material adverse effect on our reported financial results for the period in which the charge is taken. We also may be required to record an earnings charge or incur unanticipated expenses if, due to a change in strategy or other reason, we determined the value of other assets has been impaired.

We performed our impairment review for fiscal 2006 as of July 29, 2006, and our Step One analysis indicated that no impairment of goodwill exists on any of our reporting units. We account for the impairment of long-lived assets to be held and used in accordance with Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets” (Statement No. 144). Statement No. 144 requires that a long-lived asset to be disposed of be reported at the lower of its carrying amount or fair value less cost to sell. An asset (other than goodwill and indefinite-lived intangible assets) is considered impaired when estimated future cash flows are less than the carrying amount of the asset. In the event the carrying amount of such asset is not deemed recoverable, the asset is adjusted to its estimated fair value. Fair value is generally determined based upon estimated discounted future cash flows. As we have grown through acquisitions, we have accumulated $318.0 million of intangible assets as of July 27, 2007. As a result, the amount of any annual or interim impairment could be significant and could have a material adverse effect on our reported financial results for the period in which the charge is taken.

We may not be able to compete effectively.

Our products and services are affected by varying degrees of competition. We compete with other companies and divisions and units of larger companies in most markets we serve, many of which have greater sales volumes or financial, technological or marketing resources than we do. Our principal competitors include: Eaton, ECE, Gables Engineering, Otto Controls, Ultra Electronics, and Telephonics in our Avionics & Controls segment; Ametek, Meggitt, Deutsch, Tyco, MPC Products and Goodrich in our Sensors & Systems segment; and Kmass, ULVA, Doncasters, Astec, Hitemp, Meggitt (including Dunlop Standard Aerospace Group), Adel Wiggins, RE Darling and Parker in our Advanced Materials segment. The principal competitive factors in the commercial markets in which we participate are product performance, service and price. Maintaining product performance requires expenditures in research and development that lead to product improvement and new product introduction. Companies with more substantial financial resources may have a better ability to make such expenditures. We cannot assure that we will be able to continue to successfully compete in our markets, which could adversely affect our business, financial condition and results of operations.

The loss of a significant customer or defense program could have a material adverse effect on our operating results.

Some of our operations are dependent on a relatively small number of customers and defense programs, which change from time to time. Significant customers in fiscal 2006 included the U.S. Department of Defense, The Boeing Company, General Dynamics, Flame, Rolls Royce, Honeywell, Lockheed Martin and Smiths Industries. There can be no assurance that our current significant customers will continue to buy our products at current levels. The loss of a significant customer or the cancellation of orders related to a sole-source defense program could have a material adverse effect on our operating results if we were unable to replace the related sales.

The market for our products may be affected by our ability to adapt to technological change.

The rapid change of technology is a key feature of all of the markets in which our businesses operate. To succeed in the future, we will need to design, develop, manufacture, assemble, test, market, and support new products and enhancements to our existing products in a timely and cost-effective manner. Historically, our technology has been developed through internal research and development expenditures, as well as customer-sponsored research and development programs. There is no guarantee that we will continue to maintain, or benefit from, comparable levels of research and development in the future. In addition, our competitors may develop technologies and products that are more effective than those we develop or that render our technology and products obsolete or noncompetitive. Furthermore, our products could become unmarketable if new industry standards emerge. We cannot assure that our existing products will not require significant modifications in the future to remain competitive or that new products we introduce will be accepted by our customers, nor can we assure that we will successfully identify new opportunities and continue to have the needed financial resources to develop new products in a timely or cost-effective manner.

The airline industry is heavily regulated and if we fail to comply with applicable requirements, our results of operations could suffer.

Governmental agencies throughout the world, including the FAA, prescribe standards and qualification requirements for aircraft components, including virtually all commercial airline and general aviation products, as well as regulations regarding the repair and overhaul of aircraft engines. Specific regulations vary from country to country, although compliance with FAA requirements generally satisfies regulatory requirements in other countries. We include, with the replacement parts that we sell to our customers, documentation certifying that each part complies with applicable regulatory requirements and meets applicable standards of airworthiness established by the FAA or the equivalent regulatory agencies in other countries. In order to sell our products, we and the products we manufacture must also be certified by our individual OEM customers. If any of the material authorizations or approvals qualifying us to supply our products is revoked or suspended, then the sale of the subject product would be prohibited by law, which would have an adverse effect on our business, financial condition and results of operations.

From time to time, the FAA or equivalent regulatory agencies in other countries propose new regulations or changes to existing regulations, which are usually more stringent than existing regulations. If these proposed regulations are adopted and enacted, we may incur significant additional costs to achieve compliance, which could have a material adverse effect on our business, financial condition and results of operations.

Future asbestos claims could harm our business.

We are subject to potential liabilities relating to certain products we manufactured containing asbestos. To date, our insurance has covered claims against us relating to those products. Commencing November 1, 2003, insurance coverage for asbestos claims has been unavailable. However, we continue to have some insurance coverage for exposure to asbestos contained in our products prior to that date.

We continue to manufacture for one customer a product that contains asbestos. We have an agreement with the customer for indemnification for certain losses we may incur as a result of asbestos claims relating to that product, but we cannot assure that this indemnification agreement will fully protect us from losses arising from asbestos claims.

To the extent we are not insured or indemnified for losses from asbestos claims relating to our products, asbestos claims could adversely affect our operating results and our financial condition.

Environmental laws and regulations may subject us to significant liability.

Our businesses and facilities are subject to federal, state, local and foreign laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous waste, and (ii) impose liability for the costs of investigating and remediating, and certain damages resulting from, sites or past spills, disposals or other releases of hazardous materials. Among these environmental laws are rules by which a current or previous owner or operator of land may be liable for the costs of investigation, removal or remediation of hazardous materials at such property. In addition, these laws typically impose liability regardless of whether the owner or operator knew of, or was responsible for, the presence of any hazardous materials. Persons who arrange for the disposal or treatment of hazardous materials may be liable for the costs of investigation, removal or remediation of such substances at the disposal or treatment site, regardless of whether the affected site is owned or operated by them.

Because we own and operate a number of facilities that use, manufacture, store, handle or arrange for the disposal of various hazardous materials, we may incur costs for investigation, removal and remediation, as well as capital costs, associated with compliance with environmental laws. At the time of the acquisition of Wallop Defence Systems Limited, we and the seller agreed that some environmental remedial activities may need to be carried out and these activities are currently on-going. Under the terms of the Stock Purchase Agreement, a portion of the costs of any environmental remedial activities will be reimbursed by the seller if the cost is incurred within five years of the consummation of the acquisition. Additionally, at the time of our asset acquisition of the Electronic Warfare Passive Expendables Division of BAE Systems North America, certain environmental remedial activities were required under a Part B Permit issued to the infrared decoy flare facility by the Arkansas Department of Environmental Quality under the Federal Resource Conservation and Recovery Act. The Part B Permit was transferred to our subsidiary, Armtec, along with the remedial obligations. Under the terms of the asset purchase agreement, BAE Systems agreed to complete all remedial obligations at the infrared decoy flare facility and to indemnify us for all environmental liabilities related to that facility to a maximum amount of $25.0 million. Although environmental costs have not been material in the past, we cannot assure that these matters, or any similar liabilities that arise in the future, will not exceed our resources, nor can we completely eliminate the risk of accidental contamination or injury from these materials, which could have a material adverse effect on our business, financial condition and results of operations.

If we were unable to protect our intellectual property rights adequately, the value of our products could be diminished.

Our success is dependent in part on obtaining, maintaining and enforcing our proprietary rights and our ability to avoid infringing on the proprietary rights of others. While we take precautionary steps to protect our technological advantages and intellectual property and rely in part on patent, trademark, trade secret and copyright laws, we cannot assure that the precautionary steps we have taken will completely protect our intellectual property rights. Because patent applications in the United States and in foreign countries are maintained in secrecy until either the patent application is published or a patent is issued, we may not be aware of third-party patents, patent applications and other intellectual property relevant to our products that may block our use of our products, processes or intellectual property, or that may be used in third-party products that compete with our products and processes. In the event a competitor successfully challenges our products, processes, patents or licenses or claims that we have infringed upon their intellectual property, we could incur substantial litigation costs defending against such claims, be required to pay royalties, license fees or other damages or be barred from using the products, processes, or intellectual property at issue, any of which could have a material adverse effect on our business, operating results and financial condition.

In addition to our patent rights, we also rely on unpatented technology, trade secrets and confidential information. Others may independently develop substantially equivalent information and techniques or otherwise gain access to or disclose our technology. We may not be able to protect our rights in unpatented technology, trade secrets and confidential information effectively. We require each of our employees and consultants to execute a confidentiality agreement at the commencement of an employment or consulting relationship with us. However, these agreements may not provide effective protection of our information or, in the event of unauthorized use or disclosure, they may not provide adequate remedies.

Risks Related to this Offering

Lower trading volume and lower public ownership of our common stock may contribute to its price volatility.

The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of our common stock, like that of our competitors, has been and may continue to be highly volatile. In particular, the volatility of our shares is influenced by lower trading volume and lower public ownership relative to other publicly held competitors. For example, our closing stock price has ranged from $36.94 per share to $58.06 per share between October 27, 2006 and October 8, 2007. Our average daily share trading volume for the nine months ended July 27, 2007 was 219,942. Having a relatively significant percentage of our shares owned by long-term institutional holders means that our stock is relatively less liquid and thus more susceptible to large price fluctuations.

The following factors, among others, may have a significant impact on the market price of our common stock:

•	the sale or attempted sale of a large amount of our common stock into the market;

•	announcements of technological innovations or new commercial products by us or our competitors;

•	announcements of acquisitions by us or our competitors; and

•	publicity regarding actual or potential marketed products, or to products under development by us or our competitors.

Sales of a substantial number of our shares of common stock in the public market following this offering could adversely affect the market price of our common stock.

Upon completion of this offering, we will have 29,247,419 shares of common stock outstanding (based upon shares outstanding as of July 27, 2007). All of these shares, including the 3,450,000 shares offered hereby, will be freely tradable without restriction or further registration under the Securities Act.

Our executive officers and directors, who together held 96,718 shares of common stock as of July 27, 2007 (all of which are eligible for sale under Rule 144 on the date of this offering), have entered into lock-up agreements with the underwriter pursuant to which the holders have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, directly or indirectly, any of their shares of common stock, or any shares that they may acquire through the exercise of stock options or warrants, or to exercise any of their registration rights in respect of their shares of common stock, for a period of 90 days beginning on the date of this offering without the prior written consent of Jefferies & Company, Inc. on behalf of the underwriter. See “Underwriting.”

As of July 27, 2007, options to purchase a total of 1,647,950 shares of common stock were outstanding under our equity plans, of which options 872,400 shares were then exercisable. Of the total options exercisable, options for 645,050 shares were held by executive officers and directors subject to the lock-up agreements described above.

We have a Shareholder Rights Plan providing for the distribution of one preferred stock purchase right for each share of common stock held. Each such right entitles the holder to purchase one one-hundredth of a share of our Series B Serial Preferred Stock at an exercise price of $161. These rights are exercisable and transferable apart from the common stock only if a person or group acquires beneficial ownership of 15.0% or more of our common stock or commences a tender offer or exchange offer which would result in a person or group beneficially owning 15.0% or more of our common stock. We can redeem the rights for $0.01 each at any time prior to the tenth day after an announcement that a person or group beneficially owns 15.0% or more of our common stock. When certain events occur, the holder of such a right can purchase, for the then current exercise price of the right, shares of our common stock (or under certain circumstances, as determined by our board of directors, cash, other securities or property) having a value of twice the exercise price of the right. When certain other events occur, the holder of each right would be entitled to purchase, at the exercise price of the right, shares of common stock of a corporation or other entity acquiring us or engaging in certain transactions with us, having a market value of twice the exercise price of the right.

In the future, we may sell additional shares of our common stock in subsequent public offerings. We may also issue additional shares of our common stock to finance future acquisitions. Additionally, a number of shares of our common stock are available for future sale pursuant to stock options that we granted to our employees to purchase shares of our common stock. We cannot predict the size of future issuances of our common stock or the effect, if any, that future sales and issuances of shares of our common stock would have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options or acquisition financing), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Forward-Looking Statements

This prospectus supplement and the accompanying base prospectus, including the incorporated documents, contain forward-looking statements within the meaning of the federal securities laws. These statements may usually be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative of these terms or other variations, or comparable terminology. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus supplement, the accompanying base prospectus or the incorporated documents, including those under the heading “Risk Factors,” are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus supplement and the accompanying base prospectus, including the incorporated documents, may cause our actual results, performance or achievements to materially differ from any future results, performance or achievements expressed or implied by forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations are:

•	a significant downturn in the aerospace industry;

•	a significant reduction in defense spending;

•	a decrease in demand for our products as a result of competition, technological innovation or otherwise;

•	our inability to identify future acquisition candidates or to integrate acquired operations; and

•	loss of a significant customer or defense program.

Given these risks and uncertainties, you are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements included or incorporated into this prospectus supplement and the accompanying base prospectus are made only as of the date of this prospectus supplement and the accompanying base prospectus or the applicable incorporated document. We do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

Use of Proceeds

We expect to receive approximately $187.1 million in net proceeds from the sale of the 3,450,000 shares of common stock offered by us in this offering, based on a public offering price of $55.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering: (1) to repay all or a portion of our $100 million U.S. term loan facility which matures on March 13, 2012 and which accrues interest at a variable interest rate that was 6.30% as of July 27, 2007, and our U.K.£57 million GBP term loan facility which matures on November 14, 2010 and which accrues interest at a variable interest rate that was 6.81% as of July 27, 2007; and (2) for general corporate purposes. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term interest-bearing investment grade instruments.

Price Range of Common Stock

Our common stock trades on the New York Stock Exchange under the symbol “ESL.” The following table sets forth, for the periods indicated, the high and low closing sale prices per share of our common stock as reported on the New York Stock Exchange.

	High	Low
2005 Fiscal Year
First fiscal quarter	$36.31	$28.97
Second fiscal quarter	36.17	24.44
Third fiscal quarter	43.01	31.87
Fourth fiscal quarter	43.65	36.19

2006 Fiscal Year
First fiscal quarter	$42.05	$35.88
Second fiscal quarter	45.47	39.56
Third fiscal quarter	46.28	39.08
Fourth fiscal quarter	42.33	31.40

2007 Fiscal Year
First fiscal quarter	$41.33	$36.94
Second fiscal quarter	42.87	38.60
Third fiscal quarter	51.86	41.73
Fourth fiscal quarter (through October 8, 2007)	58.06	45.40

On October 8, 2007, the last reported sale price of our common stock on the New York Stock Exchange was $56.30 per share. As of October 8, 2007, there were 482 holders of record of our common stock.

Dividend Policy

We did not declare or pay any cash dividends on our capital stock during the 2005 and 2006 fiscal years or during the first three fiscal quarters of 2007. We currently intend to retain all future earnings for use to expand our business or retire debt obligations. We are restricted from paying dividends under our current debt instruments and do not anticipate paying any dividends in the foreseeable future.

Underwriting

Under the terms of an underwriting agreement, which we will file as an exhibit to a current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying base prospectus, Jefferies & Company, Inc., or the underwriter, has agreed to purchase from us common shares offered hereby.

The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent. We have agreed to indemnify the underwriter and each of its controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect to those liabilities. The underwriter is obligated under the underwriting agreement to purchase all of the common shares if any of the common shares are purchased.

The common shares will initially be offered at the price indicated on the cover page of this prospectus supplement. After the initial offering of the common shares, the offering price and other selling terms of the common shares may be changed at any time without notice.

The following table shows the underwriting discounts we will pay to the underwriter:

Underwriter’s Discount
Per share	$0.69
Total	$2,380,500

We estimate that our expenses for this offering, excluding underwriting discounts, will be approximately $250,000.

The underwriter will offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement. If all of the shares are not sold at the initial offering price, the underwriter may change the public offering price and the other selling terms.

In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriter may bid for and purchase common shares in the open market to stabilize the price of the common shares. The underwriter also may overallot the offering, creating a short position, by selling more common shares than we have sold to it and may bid for and purchase common shares in the open market to cover the short position. In addition, the underwriter may bid for and purchase common shares in market-making transactions. These activities may stabilize or maintain the market price of the common shares at levels above that which might otherwise prevail in the open market in the absence of those transactions.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific amount of common shares for sale to online brokerage account holders.

Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

No Sales of Similar Securities

We, our executive officers and directors have entered into lock-up agreements with the underwriter. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of Jefferies & Company, Inc., offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable for our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement.

The 90-day lock up period may be extended for up to 17 additional days under certain circumstances where we announce or intend to announce earnings or material news or a material event within 15 days prior to, or after, the termination of the 90-day lock-up period, if Jefferies & Company, Inc. notifies us prior to the expiration of such 90-day period that such extension is necessary in order to permit an underwriter to publish a research report in compliance with the New York Stock Exchange Rule 472(f)(4) and NASD Conduct Rule 2711(f)(4). Even under those circumstances, however, the lock-up period will not extend if we are actively traded, meaning that our common stock has an average trading volume of at least $1.0 million per day and the public float of our common stock is at least $150.0 million.

At any time and without public notice, Jefferies & Company, Inc. may in their sole discretion, release all or some of the securities from these lock-up agreements.

Relationships

The underwriter and its affiliates from time to time have provided in the past and may provide future commercial or investment banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received or will receive customary compensation.

Legal Matters

We are being represented by Perkins Coie LLP, Seattle, Washington, and the underwriter is being represented by Cahill Gordon & Reindel LLP. The validity of the common stock offered by this prospectus will be passed on by Perkins Coie for us. Certain legal matters relating to the offering will be passed upon for the underwriter by Cahill Gordon & Reindel LLP.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included or incorporated by reference in our annual report on Form 10-K for the fiscal year ended October 27, 2006, and management’s assessment of the effectiveness of our internal control over financial reporting as of October 27, 2006, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements, schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and special reports, as well as registration and proxy statements and other information, with the SEC. These documents may be read and copied at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. In addition, copies of these reports and other information may be obtained at prescribed rates from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You can get further information about the SEC’s Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended. This prospectus supplement does not contain all the information in the registration statement. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, as amended, including exhibits, at the SEC’s public reference facilities or website. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus supplement, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (except for information in any such documents or filings “furnished” under any current report or otherwise “furnished” to the SEC) until this offering is completed:

•	Our annual report on Form 10-K for the year ended October 27, 2006;

•	Our quarterly reports on Form 10-Q for the quarters ended January 26, April 27 and July 27, 2007;

•	Our current reports on Form 8-K filed with the SEC on December 13, 2006 and January 23, February 6, February 16, February 23, March 7, March 19, May 24, and June 28, 2007, respectively;

•	Our current report on Form 8-K/A filed with the SEC on May 29, 2007;

•	The description of the common stock in our current report on Form 8-K filed on January 26, 2001, including any amendments or reports filed for the purpose of updating such description; and

•

The description of the preferred share purchase rights in our registration statement on Form 8-A, as amended, filed on December 12, 2002, under Section 12(b) of the Exchange Act, File No. 1-6357, including any amendments or reports filed for the purpose of updating such description.

You may obtain any of the documents incorporated by reference through our website (www.esterline.com) or the SEC or the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits, free of charge by contacting our corporate communications department at our principal offices, which are located at 500 – 108th Avenue NE, Bellevue, Washington 98004, telephone number (425) 453-9400.

Prospectus

$300,000,000

Common Stock

Debt Securities

Convertible Debt Securities

Stock Purchase Contracts

Stock Purchase Units

We may offer common stock, debt securities, convertible debt securities stock purchase contracts or stock purchase units from time to time. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement. The securities offered by this prospectus will have an aggregate public offering price of up to $300,000,000.

You should read carefully this prospectus and any supplement before you invest. You may not use this prospectus to sell securities unless it includes a prospectus supplement.

Our common stock is quoted on the New York Stock Exchange under the symbol “ESL.” On August 24, 2004, the closing sale price as quoted on the New York Stock Exchange was $32.12 per share.

Our principal executive offices are located at 500 108th Avenue NE, Bellevue, Washington 98004, and our telephone number is (425) 453-9400. Our website is http://www.esterline.com. Information contained on our website does not constitute part of this prospectus.

Investing in the securities we may offer involves various risks. See the section entitled “ Note Regarding Forward-Looking Statements” on page 1. Additional risks associated with an investment in our company as well as with the particular types of securities will be described in the related prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 25, 2004.

i

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may offer from time to time up to $300,000,000 of the following securities:

•	common stock;

•	debt securities;

•	convertible debt securities;

•	stock purchase contracts; and

•	stock purchase units.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under “Information Incorporated By Reference.”

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. All statements other than statements of historical fact that we make in this prospectus or in any document incorporated by reference are forward-looking. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus, any prospectus supplement or the documents incorporated into this prospectus are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus, any prospectus supplement and the documents incorporated into this prospectus may cause our actual results, performance or achievements to materially differ from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include, but are not limited to:

•	a significant downturn in the aerospace industry;

•	a significant reduction in defense spending;

•	a decrease in demand for our products as a result of competition, technological innovation or otherwise;

•	our inability to identify future acquisition candidates or to integrate acquired operations; and

•	loss of a significant customer or defense program.

Given these risks and uncertainties, you are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements included or incorporated by reference into this prospectus are made only as of the date of this prospectus or the applicable incorporated document. We do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

Where You Can Find More Information

We file annual, quarterly and special reports, as well as registration and proxy statements and other information, with the SEC. These documents may be read and copied at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of these reports and other information may be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You can get further information about the SEC’s Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended. This prospectus does not contain all the information in the registration statement. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, as amended, including exhibits, at the SEC’s public reference facilities or website. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

Information Incorporated By Reference

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	our annual report on Form 10-K for the fiscal year ended October 31, 2003, filed on December 17, 2003, File No. 1-6357;

•	our quarterly report on Form 10-Q for the quarter ended January 30, 2004, filed on March 11, 2004, File No. 1-6357;

•	our quarterly report on Form 10-Q for the quarter ended April 30, 2004, filed on June 9, 2004, File No. 1-6357;

•	our current report on Form 8-K filed on July 9, 2004, File No. 1-6357;

•

the description of the common stock in our current report on Form 8-K filed on January 26, 2001, File No. 1-6357, including any amendments or reports filed for the purpose of updating such description; and

•

the description of the preferred share purchase rights in our registration statement on Form 8-A, as amended, filed on December 12, 2002, under Section 12(b) of the Exchange Act, File No. 1-6357, including any amendments or reports filed for the purpose of updating such description.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits, free of charge by contacting our corporate communications department at our principal offices, which are located at 500 108th Avenue N.E., Suite 1500, Bellevue, Washington 98004, telephone number (425) 453-9400.

Esterline Technologies Corporation

We are a specialized manufacturing company incorporated in 1967 that principally serves aerospace and defense customers. We design, manufacture and market highly engineered products and systems for application within the industries we serve. Our strategy is to maintain a leadership position in niche markets for the development and manufacture of highly engineered products that are essential to our customers. Our current business and strategic growth plan focuses on the continued development of these products in three key technology segments—avionics and controls, sensors and systems, and specialized high-performance elastomers and other complex materials, principally for aerospace and defense markets. Our products are often mission-critical equipment, which have been designed into particular military and commercial platforms and in certain cases can only be replaced by products of other manufacturers following a formal certification process.

Use of Proceeds

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities to fund acquisitions, to repay or refinance debt and for general corporate purposes.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Six Months Ended April 30, 2004	Fiscal Year Ended
		October 30, 2003	October 25, 2002	October 26, 2001	October 27 2000	October 31, 1999
	(dollars in thousands)
Income from continuing operations before income taxes	$13,103	$42,791	$41,745	$67,067	$45,308	$46,583
Fixed charges (1)
Interest expense	8,457	11,995	7,122	7,663	8,124	9,011
Amortization of debt issuance cost	497	703	167	178	116	107
Interest included in rental expense	1,391	2,398	2,164	2,035	1,957	1,549

Total	10,345	15,096	9,453	9,876	10,197	10,667
Earnings (2)	$23,448	$57,887	$51,198	$76,943	$55,505	$57,250
Ratio of earnings available to cover fixed charges	2.3	3.8	5.4	7.8	5.4	5.4

(1)	Fixed charges consist of interest on indebtedness and amortization of debt issuance cost plus that portion of lease rental expense representative of the interest factor.

(2)	Earnings consist of income from continuing operations before income taxes plus fixed charges.

General Description of Securities

We may offer shares of common stock, debt securities, convertible debt securities, stock purchase contracts and stock purchase units. We may offer up to $300,000,000 worth of securities under this prospectus. The securities involve various risks that we will describe in the sections entitled “Risk Factors” that appear in the prospectus supplement.

Description of Capital Stock

Under our current Amended and Restated Certificate of Incorporation, we may issue up to 60,000,000 shares of common stock, par value $.20 per share; 25,000 shares of preferred stock, par value $100 per share; and 475,000 shares of serial preferred stock, par value $1 per share, of which 150,000 shares have been designated Series A Serial Preferred Stock and 300,000 shares have been designated Series B Serial Preferred Stock and reserved for issuance pursuant to our Shareholder Rights Plan. The following description of our capital stock is qualified in its entirety by our Amended and Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws.

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of outstanding preferred stock or serial preferred stock. Upon the liquidation, dissolution or winding up of Esterline, the holders of common stock are entitled to receive ratably our assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock or serial preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock or serial preferred stock that we may designate and issue in the future.

Our board of directors will have the authority to issue preferred stock and serial preferred stock in one or more series and to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series, and the qualifications, limitations or restrictions of any unissued series of preferred stock or serial preferred stock, and to establish from time to time the number of shares constituting any such series. The issuance of preferred stock or serial preferred stock may have the effect of delaying, deferring or preventing a change in control of Esterline without further action by the shareholders. The issuance of preferred stock or serial preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Except for the reservation of the series of serial preferred stock described above, no shares of preferred stock or serial preferred stock are currently outstanding.

Rights Agreement

Our board of directors has adopted a rights agreement. We have issued one preferred share purchase right for each additional share of common stock that becomes outstanding between December 23, 2002 and the earliest of:

•

the distribution date, which is the earlier of: (1) the close of business on the tenth business day after a public announcement that a person has acquired beneficial ownership of 15% or more of our outstanding shares of common stock; and (2) the close of business on the tenth business day, or such later day as our board of directors may determine, following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for outstanding shares of common stock that could result in the offeror becoming the beneficial owner of 15% or more of our outstanding shares of common stock;

•	the date on which the rights expire, December 11, 2012; and

•	the date, if any, on which our board of directors redeems the preferred share purchase rights.

Until a preferred share purchase right is exercised, the holder of such right will have no rights as one of our stockholders.

The preferred share purchase rights have certain antitakeover effects and will cause substantial dilution to a person that attempts to acquire us on terms not approved by our board of directors. The preferred share purchase rights should not affect any prospective offeror willing to make an all-cash offer at a full and fair price, or willing to negotiate with our board of directors. Similarly, the preferred share purchase rights will not interfere with any merger or other business combination approved by our board of directors since the board of directors may, at its option, redeem all, but not less than all, of the then outstanding preferred share purchase rights at the redemption price.

Each preferred share purchase right entitles its registered holder to purchase from us one one-hundredth of a share of our Series B Serial Preferred Stock, at a price of $161.00 per one one-hundredth of a preferred share, subject to adjustment as described below.

Until the distribution date, the preferred share purchase rights will be evidenced by the certificates for the shares of common stock registered in the names of the holders, rather than by separate certificates. Therefore, until the distribution date, or earlier redemption or expiration of the preferred share purchase rights, the preferred share purchase rights will be transferred with and only with the shares of common stock.

As soon as possible after the distribution date, separate certificates evidencing the preferred share purchase rights will be delivered to holders of record of the shares of common stock as of the close of business on the distribution date and to each initial record holder of certain shares of common stock originally issued after the distribution date. These separate certificates alone will evidence the preferred share purchase rights from that time forward.

The preferred share purchase rights are not exercisable until the distribution date and will expire on December 11, 2012, unless redeemed prior to expiration, as described below.

The number of preferred shares or other securities or property issuable, and the purchase price payable, upon exercise of the preferred share purchase rights, the redemption price and the number of preferred share purchase rights associated with each outstanding common share are subject to adjustment from time to time to preserve the economic value of the preferred share purchase rights. Our board of directors may make any such adjustments:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred shares;

•	if holders of the preferred shares are granted certain rights or warrants to subscribe for preferred shares or convertible securities at less than the current market price of the preferred shares; or

•

upon the distribution to holders of the preferred shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price.

If at any time after the distribution date any of the events below occur, each rights holder will have the right to receive, upon exercise, shares of our common stock (or, in certain circumstances, cash, property or other securities of Esterline) having a market value of twice the purchase price:

•	we are the surviving corporation in a merger with a person that beneficially owns 15% or more of our outstanding common shares and shares of our common stock are not changed or exchanged;

•

a person becomes the beneficial owner of more than 15% of the outstanding shares of our common stock, other than pursuant to an offer for all outstanding shares of our common stock which the independent directors of our board of directors determine to be fair to and otherwise in the best interests of Esterline and its shareholders (a “Fair Offer”);

•	a person that beneficially owns 15% or more of our outstanding common shares engages in one or more “self-dealing” transactions as set forth in the rights agreement; or

•

during such time as there is a person that beneficially owns 15% or more of our outstanding common shares, an event occurs, such as a reverse stock split, which results in such person’s ownership interest being increased by more than 1%.

Following the occurrence of any of the events set forth above, any preferred share purchase rights that are at any time beneficially owned by a beneficial owner of 15% or more of our outstanding shares of common stock, or any affiliate or associate of that person, will be null and void and nontransferable. Furthermore, any holder of any preferred share purchase rights who beneficially owns 15% or more of our shares of common stock, any affiliate or associate of that person, or any purported transferee or subsequent holder will be unable to exercise or transfer the holder’s preferred share purchase rights. The preferred share purchase rights are not exercisable following the occurrence of the events set forth above until such time our right to redeem the preferred share purchase right expires, as more fully described below.

After a person becomes the beneficial owner of 15% or more of our outstanding shares of common stock, each of the following events would entitle each holder of a preferred share purchase right (other than a holder of those rights that have become null and void and nontransferable as described above) to purchase, for the purchase price, shares of common stock of the acquiring company which at the time of the event have a market value (or if no market exists, the fair value as determined in good faith by our board of directors) of twice the purchase price:

•	the acquisition of Esterline in a merger or other business combination transaction in which Esterline is not the surviving corporation, other than a merger that follows a Fair Offer; or

•	the sale or transfer of 50% or more of our assets or earning power, in one or more transactions.

At any time until ten days following the public announcement of any person’s acquiring beneficial ownership of 15% or more of our outstanding shares of common stock, our board of directors may redeem the preferred share purchase rights in whole, but not in part. The redemption price of $0.01 per preferred share purchase right, subject to adjustment as provided in the rights agreement, may be paid in cash, shares of common stock or other consideration deemed appropriate by our board of directors. After the redemption period has expired, our right of redemption may be reinstated if the acquiring person reduces his, her or its beneficial ownership to less than 15% of the outstanding shares of common stock in a transaction or series of transactions not involving us.

Other than those provisions relating to the economic terms of the preferred share purchase rights, at any time prior to any person’s acquiring beneficial ownership of 15% or more of our outstanding shares of common stock, we may, without the approval of any holder of the preferred share purchase rights, amend any provision of the rights agreement. After the time that a person beneficially owns 15% or more of our outstanding common shares, our board of directors may amend the provisions of the rights agreement to cure any ambiguity, to make changes that do not adversely affect the interests of the rights holders (except for the interests of any person that beneficially owns 15% or more of our outstanding common shares), or to shorten or lengthen any time period under the rights agreement; provided, however, that our board of directors may not make any amendment to adjust the time period governing our redemption right at any time after our right to redeem the preferred share purchase rights has expired.

The preferred shares issuable upon exercise of the preferred share purchase rights have the following characteristics:

•	they are not redeemable;

•

the holders of preferred shares will be entitled to a preferential quarterly dividend payment equal to the greater of (a) $1.00 per share and (b) 100 times the dividend declared per common share, if any;

•

the holders of preferred shares will be entitled to a preferential payment per share of all accrued and unpaid dividends and distributions per share, plus $100 per preferred share in the event of voluntary or involuntary dissolution, liquidation or winding up of Esterline;

•	the holders of preferred shares will be entitled to 100 votes per share, voting together with the shares of common stock; and

•

the holders of preferred shares will be entitled to receive, per share, 100 times the amount received per common share, in the event of any merger, business combination, consolidation or other transaction in which the shares of common stock are exchanged.

Because of the nature of the preferred shares’ dividend, liquidation and voting rights, the value of the one one-hundredth interest in a preferred share issuable upon exercise of each preferred share purchase right should approximate the value of one common share. Customary antidilution provisions are designed to protect that relationship in the event of certain changes in the common and preferred shares.

We may, but are not required to, issue fractional shares that are an integral multiple of one one-hundredth of a preferred share upon the exercise of preferred share purchase rights. In lieu of fractional shares, we may utilize a depository arrangement as provided by the terms of the preferred shares. In the case of fractions other than one one-hundredth of a preferred share or integral multiples thereof, we may make a cash payment based on the market price of such shares.

Description of the Debt Securities

The following briefly summarizes certain general terms and provisions of the debt securities. The debt securities will be issued under an indenture among us and a trustee. The form of indenture, which includes the form of debt securities, has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

The prospectus supplements will describe the particular terms and provisions of any series of debt securities. Therefore, you should rely on the information in the applicable prospectus supplement, in particular if the information in the prospectus supplement is different from the information provided below. Where any provision in any prospectus supplement is inconsistent with any provision in this summary, the prospectus supplement will control.

General

The indenture does not limit the aggregate principal amount of debt securities that may be issued under the indenture. We may issue debt securities from time to time in one or more series. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be our unsecured obligations and will rank equally with our other unsecured and unsubordinated indebtedness.

You should refer to the prospectus supplement that accompanies this prospectus for a description of the specific series of debt securities we are offering by that prospectus supplement. The terms may include:

•	the title of the debt securities and the series in which the debt securities will be included;

•	the authorized denominations and aggregate principal amount of the debt securities;

•	the date or dates on which the debt securities will mature or the method for determining those dates;

•

the rate or rates, which may be fixed or variable, per annum at which the debt securities will bear interest, if there is any interest, and if such rate is variable, the manner of calculation of interest and the date from which interest will accrue or the method for determining such date or dates;

•	the place or places where the principal of and any premium and interest on the debt securities will be payable;

•	the dates on which the interest will be payable and the corresponding record dates;

•	the period or periods within which, the price or prices at which, and the terms and conditions on which, the debt securities may be redeemed, in whole or in part, at our option;

•	any mandatory or optional sinking fund or purchase fund or analogous provisions;

•	the terms and conditions of any redemption of the debt securities and any redemption price;

•	the portion of the principal amount of the debt securities payable upon declaration of the acceleration of the maturity of the debt securities and any method by which that portion will be payable;

•	the person to whom any interest on any debt security shall be payable if other than the person in whose name the debt security is registered on the applicable record date;

•	any additional events of default or covenants applicable to the debt securities;

•	if applicable, provisions related to the issuance of debt securities in book-entry form; and

•	any other special terms pertaining to the debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise provided in a prospectus supplement, the senior debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and senior indebtedness, and the subordinated debt securities will be unsecured obligations of ours and will be subordinated in right of payment to all of our senior indebtedness.

Because we are a holding company, our rights and the rights of our creditors (including the holders of debt securities) and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

Unless otherwise specified in the applicable prospectus supplement, we will issue the debt securities in fully registered form without coupons. If we issue debt securities of any series in bearer form, the applicable prospectus supplement will describe the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to those debt securities and to payment on and transfer and exchange of those debt securities.

The debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to those debt securities.

Payment, Registration, Transfer and Exchange

Subject to any applicable laws or regulations, we will make payments on the debt securities at a designated office or agency, unless the applicable prospectus supplement sets forth otherwise. At our option, however, we may also make interest payments on the debt securities in registered form:

•	by checks mailed by the trustee to the holders of debt securities entitled to interest payments at their registered addresses,

•	by wire transfer to an account maintained by the person entitled to interest payments as specified in the debt register, or

•	upon request of a holder of $1,000,000 principal amount or more, interest will be paid by wire transfer as described above.

Unless the applicable prospectus supplement indicates otherwise, we will pay any installment of interest on debt securities in registered form to the person in whose name the debt security is registered at the close of business on the regular record date for that installment of interest.

Unless the applicable prospectus supplement sets forth otherwise, debt securities issued in registered form will be transferable or exchangeable at the agency we may designate from time to time. Debt securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection with the transfer or exchange.

Book-Entry Procedures

The applicable prospectus supplement for each series of debt securities will state whether those debt securities will be subject to the following provisions.

Unless debt securities in physical form are issued, the debt securities will be represented by one or more fully registered global certificates, in denominations of $1,000 or any integral multiple of $1,000. Each global certificate will be deposited with, or on behalf of, The Depository Trust Company (DTC), and registered in its name or in the name of Cede & Co., its nominee. No holder of debt securities initially issued as a global certificate will be entitled to receive a certificate in physical form, except as set forth below.

DTC has advised that:

•	DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act.

•

DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book entries, thereby eliminating the need for physical movement of certificates.

•	DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations.

•

Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Holders that are not DTC participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the debt securities may do so only through DTC participants. In addition, holders of the debt securities will receive all distributions of principal and interest from the trustee through DTC participants. Under the rules, regulations and procedures creating and affecting DTC and its operation, DTC is required to make book-entry transfers of debt securities among DTC participants on whose behalf it acts and to receive and transmit distributions of principal of, and interest on, the debt securities. Under the book-entry system, holders of debt securities may experience some delay in receipt of payments, since the trustee will forward such payments to Cede & Co., as nominee for DTC, and DTC, in turn, will forward the payments to the appropriate DTC participants.

DTC participants will be responsible for distributions to holders of debt securities, which distributions will be made in accordance with customary industry practices. Although holders of debt securities will not have possession of the debt securities, the rules of DTC provide a mechanism by which those holders will receive payments and will be able to transfer their interests. Although the DTC participants are expected to convey the rights represented by their interests in any global security to the related holders, because DTC can only act on behalf of DTC participants, the ability of holders of debt securities to pledge the debt securities to persons or entities that are not DTC participants or to otherwise act with respect to the debt securities may be limited due to the lack of physical certificates for the debt securities.

Neither we nor the trustee under the indenture nor any agent of us or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the debt securities or for supervising or reviewing any records relating to such beneficial ownership interests. Since the only “holder of debt securities,” for purposes of the indenture, will be Cede & Co., as nominee of DTC, the trustee will not recognize holders of debt securities as “holders of debt securities,” and holders of debt securities will be permitted to exercise the rights of holders only indirectly through DTC and DTC participants. DTC has advised us that it will take any action permitted to be taken by a holder of debt securities under the indentures only at the direction of one or more DTC participants to whose accounts with DTC the related debt securities are credited.

All payments we make to the trustee will be in immediately available funds.

Physical certificates will be issued to holders of a global security, or their nominees, if:

•	DTC advises the trustee in writing that DTC is no longer willing, able or eligible to discharge properly its responsibilities as depository and we are unable to locate a qualified successor,

•	we decide in our sole discretion to terminate the book-entry system through DTC, or

•	upon the request of a holder, following an event of default.

In such event, the trustee under the indenture will notify all holders of debt securities through DTC participants of the availability of such physical debt securities. Upon surrender by DTC of the definitive global note representing the debt securities and receipt of instructions for re-registration, the trustee will reissue the debt securities in physical form to holders or their nominees.

Debt securities in physical form will be freely transferable and exchangeable at the office of the trustee upon compliance with the requirements set forth in the indenture.

No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge may be required.

Consolidation, Merger or Sale

The indenture provides that we may merge or consolidate with or into any other corporation or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, if:

•	in the case of a merger or consolidation, we are the surviving corporation;

•	in the case of either a merger or consolidation where we are not the surviving corporation, or a sale, conveyance or other disposition of all or substantially all of our assets to another person:

•	the resulting, successor or acquiring person is a corporation organized and existing under the laws of the United States or any state thereof; and

•	that corporation expressly assumes by supplemental indenture all of our obligations under the debt securities, any related coupons and the indentures;

•

immediately after giving effect to the merger or consolidation, or the sale, conveyance, transfer, lease or other disposition, no default or event of default under the indenture will have occurred and be continuing; and

•	certain other conditions are met.

If a successor corporation assumes our obligations, then that successor corporation will succeed to and be substituted for us under the indenture and under the debt securities and any related coupons, and all of our obligations will terminate.

Certain Covenants

We have agreed to some restrictions on our activities for the benefit of holders of the debt securities. The restrictive covenants summarized below will apply, unless the covenants are waived or amended, so long as any of the debt securities are outstanding. We have provided a list of certain definitions at the end of this section to define the capitalized words used in describing the covenants.

Limitation on Secured Indebtedness. We have agreed that we will not, and we will not permit any of our Restricted Subsidiaries to, create, assume, incur or guarantee any Secured Indebtedness unless we secure the debt securities equally and ratably with (or prior to) such Secured Indebtedness. However, we may incur Secured Indebtedness without securing the debt securities if, immediately after incurring the Secured Indebtedness, the aggregate amount of all Secured Indebtedness and the aggregate amount of Attributable Debt then outstanding pursuant to Sale and Leaseback Transactions would not exceed 15% of Consolidated Net Tangible Assets. The aggregate amount of all Secured Indebtedness in the preceding sentence excludes Secured Indebtedness which is secured equally and ratably with the debt securities and Secured Indebtedness that is being repaid concurrently.

Limitation on Sale and Leaseback Transactions. We have agreed that we will not, and we will not permit any of our Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction, unless either:

•	immediately thereafter, the sum of

•	the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into by us or one of our Restricted Subsidiary and

•	the aggregate amount of all Secured Indebtedness, excluding Secured Indebtedness which is secured to the same extent as the debt securities does not exceed 15% of Consolidated Net Tangible Assets, or

•	an amount equal to the greater of

•	the net proceeds to Esterline or a Restricted Subsidiary from such sale and

•

the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction, is used within 180 days to retire long-term debt of Esterline or a Restricted Subsidiary. However, debt which is subordinate to the debt securities or which is owed to us or a Restricted Subsidiary may not be retired.

Events of Default, Notice and Certain Rights on Default

Events of default under the indenture for a series of debt securities are defined as:

•

default for 30 days in payment of any interest on any debt security of that series or any related coupon or any additional amount payable for the debt securities of that series as specified in the applicable prospectus supplement when due;

•	default in payment of principal or premium, if any, on redemption or otherwise, or in the making of a mandatory sinking fund payment of any debt securities of that series when due;

•

default for 60 days after notice to us by the trustee, or to us and the trustee by the holders of 25% or more in aggregate principal amount of the outstanding debt securities of that series, in the performance of any other agreement applicable to the debt securities of that series, in the indenture or in any supplemental indenture under which the debt securities of that series may have been issued; and

•	certain events of bankruptcy, insolvency or reorganization.

If an event of default specified in the indenture for the debt securities of any series occurs and is continuing, either the trustee for that series or the holders of 25% or more in aggregate principal amount of the outstanding debt securities of that series, by written notice to us, may:

•	declare the principal of all the debt securities of that series to be due and payable, or

•	in the case of original issue discount debt securities or indexed debt securities, declare the portion of the principal amount specified in the applicable prospectus supplement to be due and payable.

If the holders of debt securities of a series give notice of the declaration of acceleration to us, then they are also required to give notice to the trustee for that series.

The trustee for any series of debt securities is required to give notice to the holders of the debt securities of that series of all uncured defaults within 60 days after the occurrence of a default known to it on debt securities of that series. In addition, notice will not be given until 60 days after the occurrence of a default on debt securities of that series involving a failure to perform a covenant other than the obligation to pay principal, premium, if any, or interest, if any, or make a mandatory sinking fund payment. In addition, the trustee may withhold that notice if and so long as a committee of its responsible officers in good faith determines that withholding that notice is in the interest of the holders of the debt securities of that series, except in the case of a default in payment on the debt securities of that series. Default means any event that is, or, after notice or passage of time or both, would be, an event of default.

The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless those holders have offered the trustee reasonable indemnity. Subject to those trustee indemnification provisions, the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected (with each series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or power conferred on the trustee.

We will file annually with the trustee a certificate as to our compliance with all conditions and covenants of the indenture.

The holders of at least a majority in aggregate principal amount of any series of debt securities, by notice to the trustee for that series, may waive, on behalf of the holders of all debt securities of that series, any past default or event of default with respect to that series and its consequences, and may rescind and annul a declaration of acceleration with respect to that series. However, a default or event of default in the payment of the principal of, or premium or interest on, any debt security and certain other defaults may not be waived.

Modification of the Indentures

We, as well as the trustee for a series of debt securities, may enter into one or more supplemental indentures, without the consent of the holders of any of the debt securities, in order to:

•	evidence the succession of another corporation to us and the assumption of all of our obligations under the debt securities, any related coupons and its covenants by a successor;

•	add to our covenants or surrender any of our rights or powers;

•	add additional events of default for any series;

•	add, change or eliminate any provision affecting debt securities that are not yet issued;

•	secure the debt securities;

•	establish the form or terms of debt securities not yet issued;

•	evidence and provide for successor trustees;

•	permit payment in respect of debt securities in bearer form in the United States, if allowed without penalty under applicable laws and regulations; or

•

correct or supplement any inconsistent provisions, cure any ambiguity or mistake, or add any other provisions, on the condition that this action does not adversely affect the interests of any holder of debt securities of any series issued under the indenture in any material respect.

In addition, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the supplemental indenture, we and the trustee may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or any supplemental indenture or modifying the rights of the holders of debt securities of that series. However, no such supplemental indenture may, without the consent of the holder of each debt security that is affected:

•	change the time for payment of principal or interest on any debt security;

•	reduce the principal of, or any installment of principal of, or interest on, any debt security;

•	reduce the amount of premium, if any, payable upon the redemption of any debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of an original issue discount debt security;

•	impair the right to institute suit for the enforcement of any payment on or for any debt security;

•

reduce the percentage in principal amount of the outstanding debt securities of any series the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

•	modify the provisions relating to waiver of some defaults or any of the foregoing provisions; or

•	change the currency of payment.

Any supplemental indenture will be filed with the SEC as an exhibit to:

•	a post-effective amendment to the registration statement of which this prospectus is a part;

•	an annual report on Form 10-K;

•	a quarterly report on Form 10-Q; or

•	a current report on Form 8-K.

Defeasance and Covenant Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government obligations to pay the principal, interest, any premium and any mandatory sinking fund or analogous payments due to the stated or a redemption date of the debt securities of a particular series, then at our option:

•	we will be discharged from our obligations for the debt securities of that series, which is referred to as “defeasance,” or

•	we will no longer be under any obligation to comply with certain covenants under the indenture, and some events of default will no longer apply to us, which is referred to as “covenant defeasance.”

If a defeasance occurs, the holders of the debt securities of the affected series will no longer be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Those holders may look only to the deposited funds or obligations for payment.

Unless otherwise specified in the applicable prospectus supplement and except as described below, the conditions to both defeasance and covenant defeasance are as follows:

•

it must not result in a breach or violation of, or constitute a default or event of default under, the indenture, or result in a breach or violation of, or constitute a default under, any other of our material agreements or instruments;

•

certain bankruptcy-related defaults or events of default with respect to us must not be occurring during the period commencing on the date of the deposit of the trust funds to defease the debt securities and ending on the 91st day after that date;

•	we must deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities:

•	will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and

•	will be subject to federal income tax on the same amounts and in the same manner and at all the same times as would have been the case if the covenant defeasance had not occurred;

•	we must deliver to the trustee an officer’s certificate and an opinion of counsel addressing compliance with the conditions of the defeasance or covenant defeasance; and

•	we must comply with any other conditions to the defeasance or covenant defeasance that the indenture may impose on us.

The indenture requires that a nationally recognized firm of independent public accountants deliver to the trustee a written certification as to the sufficiency of the trust funds deposited for the defeasance or covenant defeasance of the debt securities.

If indicated in the prospectus supplement, in addition to obligations of the United States or an agency or instrumentality of the United States, government obligations may include obligations of the government or an agency or instrumentality of the government issuing the currency in which debt securities of such series are payable. In the event that government obligations deposited with the trustee for the defeasance of such debt securities decrease in value or default subsequent to their being deposited, we will have no further obligation, and the holders of the debt securities will have no additional recourse against us, for any decrease in value or default.

We may exercise our defeasance option for the debt securities even if we have already exercised our covenant defeasance option. If we exercise our defeasance option, payment of the debt securities may not be accelerated because of default or an event of default. If we exercise our covenant defeasance option, payment of the debt securities may not be accelerated because of default or an event of default with respect to the covenants to which the covenant defeasance is applicable. However, if acceleration occurs, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities, because the required deposit in the defeasance trust is based on scheduled cash flow rather than market value, which will vary depending on interest rates and other factors.

Certain Definitions

“Attributable Debt” means, as of the date of its determination, the present value (discounted semiannually at an interest rate implicit in the terms of the lease) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rates (such as those based on sales), provided, however, that in the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, Attributable Debt shall mean the lesser of the present value of (i) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination and (ii) the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).

“Consolidated Net Tangible Assets” means the total assets of us and our Subsidiaries, less current liabilities and certain intangible assets (other than product development costs).

“Restricted Subsidiary” means any Subsidiary designated as a Restricted Subsidiary by our board of directors.

“Sale and Leaseback Transaction” means any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any property (whether such property is now owned or hereafter acquired) located within the United States and having an acquisition cost plus capitalized improvements of 0.25% of Consolidated Net Tangible Assets that has been or is to be sold or transferred by us or such Restricted Subsidiary to such person, other than (i) temporary leases for a term, including renewals at the option of the lessee, of not more than three years; (ii) leases between us and a Restricted Subsidiary or between Restricted Subsidiaries; and (iii) leases executed by the time of, or within 180 days after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of such property.

“Secured Indebtedness” means:

•

indebtedness of us or any Restricted Subsidiary secured by any lien upon any property located within the United States and having an acquisition cost plus capitalized improvements of .25% of Consolidated Net Tangible Assets or the stock or indebtedness of a Restricted Subsidiary or

•

any conditional sale or other title retention agreement covering any property located within the United States and having an acquisition cost plus capitalized improvements of .25% of Consolidated Net Tangible Assets or the stock or indebtedness of a Restricted Subsidiary, but “Secured Indebtedness” does not include guarantees by us of Secured Indebtedness and Attributable Debt of any Restricted Subsidiary, guarantees by a Restricted Subsidiary of Secured Indebtedness and Attributable Debt of us and any Restricted Subsidiary, or any indebtedness secured by any lien or any conditional sale or other title retention agreement:

•	outstanding on the date of issuance of debt securities under the indenture,

•

incurred or entered into after the date of issuance of debt securities under the indenture to finance the acquisition, improvement or construction of such property and either secured by purchase money mortgages or liens placed on such property within 180 days of acquisition, improvement or construction,

•

on property located within the United States and having an acquisition cost plus capitalized improvements of .25% of Consolidated Net Tangible Assets or the stock or indebtedness of Restricted Subsidiaries and existing at the time of acquisition of the property, stock or indebtedness,

•	owing to us or any other Restricted Subsidiary,

•	existing at the time a corporation becomes a Restricted Subsidiary,

•	arising from any Sale and Leaseback transaction,

•	incurred to finance the acquisition or construction of property in favor of any country or any of its political subdivisions, and

•	replacing, extending or renewing any such indebtedness (to the extent such indebtedness is not increased).

“Subsidiary” means any corporation of which we at the time own or control, directly or indirectly, more than 50% of the shares of outstanding stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency).

Description of Convertible Debt Securities

The following briefly summarizes certain general terms and provisions of the convertible debt securities. The convertible debt securities offered pursuant to this prospectus will be unsecured obligations and will be either senior unsubordinated debt or subordinated debt. Convertible senior debt will be issued under a convertible senior debt indenture. Convertible subordinated debt will be issued under a convertible subordinated debt indenture. The form of convertible debt indenture, which includes the form of convertible debt securities, has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

Where we make no distinction between convertible senior unsubordinated debt securities and convertible subordinated debt securities or between the convertible senior debt indenture and the convertible subordinated debt indenture, those summaries refer to any debt securities and either indenture. The prospectus supplements will describe the particular terms and provisions of any series of convertible debt securities. Therefore, you should rely on the information in the applicable prospectus supplement, especially when the information in the prospectus supplement is different from the information provided below. The provision of the prospectus supplement will control to the extent that any provision in any prospectus supplement is inconsistent with any provision in this summary.

Because the following description is a summary, does not describe every aspect of the convertible debt securities, and is qualified in its entirety by the detailed information appearing in the relevant prospectus supplements.

General

The indenture does not limit the aggregate principal amount of convertible debt securities that may be issued under the indenture. We may issue convertible debt securities from time to time in one or more series under the indenture. The convertible senior debt securities will be out unsecured and unsubordinated obligations and will rank equally with our other unsecured and unsubordinated indebtedness. The convertible subordinated debt securities will be our unsecured obligations and, as set forth below under “Convertible Subordinated Debt Securities,” will be subordinated in right of payment to all of our senior indebtedness.

Because we are a holding company, our rights and the rights of our creditors (including the holders of convertible debt securities) and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

The prospectus supplements will provide a description of the specific series of convertible debt securities we are offering by that prospectus supplement. The terms may include:

•	the specific designation of the convertible debt securities, including whether they are senior debt securities or subordinated debt securities;

•	the aggregate principal amount of the convertible debt securities;

•	the maturity date or dates of the principal of the convertible debt securities or the method of determining the maturity date or dates;

•	the rate or rates, which may be fixed or variable, at which the convertible debt securities will bear interest, if there is any interest, or the method of calculating the interest rate or rates;

•	the date or dates that interest will accrue or the method of determining that date or dates;

•	the date or dates that interest will be payable and the record date or dates for the interest payment date or dates;

•	the place or places where principal of or premium, if there is a premium, and interest on the convertible debt securities will be payable;

•	if we may redeem, at our option, the convertible debt securities in whole or in part,

•	the period or periods for the redemption,

•	the price or prices for the redemption, and

•	the terms and conditions for the redemption;

•

if we are obligated to redeem or purchase the convertible debt securities in whole or in part, pursuant to any sinking fund or similar provisions, upon the happening of specified events or at the option of a holder of the convertible debt securities,

•	the period or periods for the redemption,

•	the price or prices for the redemption, and

•	the terms and conditions for the redemption;

•	the denominations of the convertible debt securities that we are authorized to issue;

•	the terms and conditions upon which conversion will be effected, including:

•	the conversion price,

•	the conversion period, and

•	other conversion provisions;

•

if other than the principal amount, the portion of the principal amount of the convertible debt securities that will be payable upon declaration of the acceleration of the maturity, or the method by which that portion will be determined;

•	the person to whom any interest on any convertible debt security will be payable, if other than the person in whose name that convertible debt security is registered on the applicable record date;

•	any addition to, or modification or deletion of, any event of default or any covenant of us specified in the applicable indenture;

•	the application of the means of covenant defeasance specified for the convertible debt securities;

•

whether the convertible debt securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for the global security or securities;

•	any addition to, or modification or deletion of, any provision of the indenture related to the subordination of the convertible debt securities; and

•	any other special terms of the convertible debt securities.

Unless the applicable prospectus supplement specifies otherwise, the convertible debt securities will not be listed on any securities exchange.

Unless the applicable prospectus supplement specifies otherwise, we will issue the convertible debt securities in fully registered form without coupons. If we issue convertible debt securities of any series in bearer form, the applicable prospectus supplement will describe the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to those convertible debt securities and to payment on and transfer and exchange of those convertible debt securities. Convertible debt securities issued in bearer form will be transferable by delivery.

The convertible debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to those convertible debt securities.

Payment, Registration, Transfer and Exchange

Subject to any applicable laws or regulations, we will make payments on the convertible debt securities at a designated office or agency, unless the applicable prospectus supplement sets forth otherwise. At our option, however, we may make interest payments on the convertible debt securities in registered form:

•	by checks mailed by the applicable trustee to the holders of convertible debt securities entitled to interest payments at their registered addresses,

•	by wire transfer to an account maintained by the person entitled to interest payments as specified in the debt register, or

•	upon request of a holder of $1,000,000 principal amount or more, interest will be paid by wire transfer as described above.

Unless the applicable prospectus supplement indicates otherwise, we will pay any installment of interest on convertible debt securities in registered form to the person in whose name the convertible debt security is registered at the close of business on the regular record date for that installment of interest.

Unless the applicable prospectus supplement sets forth otherwise, convertible debt securities issued in registered form will be transferable or exchangeable at the agency we may designate from time to time. Convertible debt securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection with the transfer or exchange.

Conversion Rights

An applicable prospectus supplement will set forth the terms on which the convertible debt securities of any series are convertible into common stock. Those terms will address whether conversion is mandatory, at the option of the holder or at our option. The terms may also provide that the number of shares of our common stock to be received by the holders of the convertible debt securities will be calculated according to the market price of our common stock as of a time stated in the prospectus supplement.

Convertible Subordinated Debt Securities

For any convertible subordinated debt securities, the following provisions will apply.

Before we pay the principal of, and premium and interest on, the convertible subordinated debt securities, we must be current and not in default on payment in full of all of our senior indebtedness. Senior indebtedness includes all of our indebtedness unless the indebtedness, by its terms, is subordinate in right of payment to or equal with the convertible subordinated debt securities. Indebtedness means the principal of, premium, if any, and any accrued and unpaid interest (including post-petition interest, whether or not allowable as a claim in bankruptcy) on:

•	indebtedness for money borrowed;

•	indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness;

•	obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; and

•	obligations under capitalized leases and equipment leases.

Indebtedness does not include amounts owed to trade creditors in the ordinary course of business.

We may not pay the principal of, premium, if any, or interest on the convertible subordinated debt securities if:

•	any of our senior indebtedness is not paid when due (following the expiration of any applicable grace period); or

•	any other default on our senior indebtedness occurs and the maturity of any senior indebtedness is accelerated in accordance with its terms;

unless, in either case:

•	the failure to pay or the acceleration relates to senior indebtedness in an aggregate amount equal to or less than $50 million;

•	the default has been cured or waived or has ceased to exist;

•	the acceleration has been rescinded; or

•	the senior indebtedness has been paid in full.

A failure to make any payment on the convertible subordinated debt securities as a result of the foregoing provisions will not limit the right of the holders of the convertible subordinated debt securities to accelerate the maturity as a result of the payment default.

If any distribution of our assets is made upon any dissolution, total or partial liquidation or reorganization of or similar proceeding relating to us, the holders of senior indebtedness will be entitled to receive payment in full before the holders of the convertible subordinated debt securities are entitled to receive any payment. Because of this subordination, in the event of insolvency, our creditors who hold senior indebtedness or other unsubordinated indebtedness may recover a greater percentage of the debt owed to them than the holders of the convertible subordinated debt securities.

Book-Entry Procedures

The applicable prospectus supplement for each series of convertible debt securities will state whether those convertible debt securities will be subject to the following provisions.

Unless convertible debt securities in physical form are issued, the convertible debt securities will be represented by one or more fully registered global certificates, in denominations of $1,000 or any integral multiple of $1,000. Each global certificate will be deposited with, or on behalf of, DTC, and registered in its name or in the name of Cede & Co., its nominee. No holder of convertible debt securities initially issued as a global certificate will be entitled to receive a certificate in physical form, except as set forth below.

DTC has advised us that:

•	DTC is:

•	a limited purpose trust company organized under the laws of the State of New York,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

•	a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act.

•

DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book entries, thereby eliminating the need for physical movement of certificates.

•	DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations.

•

Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Holders that are not DTC participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the convertible debt securities may do so only through DTC participants. In addition, holders of the convertible debt securities will receive all distributions of principal and interest from the trustee through DTC participants. Under the rules, regulations and procedures creating and affecting DTC and its operation, DTC is required to make book-entry transfers of convertible debt securities among DTC participants on whose behalf it acts and to receive and transmit distributions of principal of, and interest on, the convertible debt securities. Under the book-entry system, holders of convertible debt securities may experience some delay in receipt of payments, since the trustee will forward such payments to Cede & Co., as nominee for DTC, and DTC, in turn, will forward the payments to the appropriate DTC participants.

DTC participants will be responsible for distributions to holders of convertible debt securities, which distributions will be made in accordance with customary industry practices. Although holders of convertible debt securities will not have possession of the convertible debt securities, DTC rules provide a mechanism by which those holders will receive payments and be able to transfer their interests. DTC participants are expected to convey the rights represented by their interests in any global security to the related holders, but DTC can act only on behalf of DTC participants. Consequently, the ability of holders of convertible debt securities to pledge the convertible debt securities to persons or entities that are not DTC participants or to otherwise act with respect to the convertible debt securities may be limited due to the lack of physical certificates for the convertible debt securities.

Neither we nor the trustees under the indenture nor any respective agent will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the convertible debt securities or for supervising or reviewing any records relating to such beneficial ownership interests. Since the only “holder of convertible debt securities,” for purposes of the indenture, will be Cede & Co., as nominee of DTC, the trustee will not recognize holders of convertible debt securities as “holders of convertible debt securities,” and holders of convertible debt securities will be permitted to exercise the rights of holders only indirectly through DTC and DTC participants. DTC has advised us that it will take any action permitted to be taken by a holder of convertible debt securities under the indenture only at the direction of one or more DTC participants to whose accounts with DTC the related convertible debt securities are credited.

All payments we make to the trustees will be in immediately available funds.

We will issue physical certificates to holders of beneficial interests in a global certificate, or their nominees, if:

•	DTC advises the trustee in writing that it is no longer willing, able or eligible to discharge properly its responsibilities as depository and we are unable to locate a qualified successor,

•	we decide in our sole discretion to terminate the book-entry system through DTC, or

•	upon the request of a holder, following an event of default.

In such event, the trustee under the applicable indenture will notify all holders of convertible debt securities through DTC participants of the availability of such physical convertible debt securities. Upon surrender by DTC of the definitive global note representing the convertible debt securities and receipt of instructions for reregistration, the trustee will reissue the convertible debt securities in physical form to holders or their nominees.

Convertible debt securities in physical form will be freely transferable and exchangeable at the office of the applicable trustee upon compliance with the requirements set forth in the applicable indenture.

No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge may be required.

Consolidation, Merger or Sale

The indenture provides that we may merge or consolidate with or into any other corporation or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, if:

•	in the case of a merger or consolidation, we are the surviving corporation;

•	in the case of either a merger or consolidation where we are not the surviving corporation, or a sale, conveyance or other disposition of all or substantially all of our assets to another person:

•	the resulting successor or acquiring person is a corporation organized and existing under the laws of the United States or any state thereof; and

•	that corporation expressly assumes by supplemental indenture all our obligations under the convertible debt securities, any related coupons and the indentures;

•

immediately after giving effect to the merger or consolidation, or the sale, conveyance, transfer, lease or other disposition, no default or event of default under the indenture will have occurred and be continuing; and

•	certain other conditions are met.

If a successor corporation assumes our obligations, then that successor corporation will succeed to and be substituted for us under the indentures and under the convertible debt securities and any related coupons, and all our obligations will terminate.

Events of Default, Notice and Certain Rights on Default

Events of default under the indenture for a series of convertible debt securities are defined as:

•

default for 30 days in payment of any interest on any convertible debt security of that series or any related coupon or any additional amount payable for the convertible debt securities of that series as specified in the applicable prospectus supplement when due;

•	default in payment of principal or premium, if any, on redemption or otherwise, or in the making of a mandatory sinking fund payment of any convertible debt securities of that series when due;

•

default for 60 days after notice to us by the trustee, or to us and the trustee by the holders of 25% or more in aggregate principal amount of the outstanding convertible debt securities of that series, in the performance of any other agreement applicable to the convertible debt securities of that series, in the indenture or in any supplemental indenture under which the convertible debt securities of that series may have been issued; and

•	certain events of bankruptcy, insolvency or reorganization.

If an event of default specified in the indenture for the convertible debt securities of any series occurs and is continuing, either the trustee for that series or the holders of 25% or more in aggregate principal amount of the outstanding convertible debt securities of that series, by written notice to us, may:

•	declare the principal of all the convertible debt securities of that series to be due and payable, or

•

in the case of original issue discount convertible debt securities or indexed convertible debt securities, declare the portion of the principal amount specified in the applicable prospectus supplement to be due and payable.

If the holders of convertible debt securities of a series give notice of the declaration of acceleration to us, then they are also required to give notice to the trustee for that series.

The trustee for any series of convertible debt securities is required to give notice to the holders of the convertible debt securities of that series of all uncured defaults within 60 days after the occurrence of a default known to it on convertible debt securities of that series. In addition, notice will not be given until 60 days after the occurrence of a default on convertible debt securities of that series involving a failure to perform a covenant other than the obligation to pay principal, premium, if any, or interest, if any, or make a mandatory sinking fund payment. In addition, the trustee may withhold that notice if and so long as a committee of its responsible officers in good faith determines that withholding that notice is in the interest of the holders of the convertible debt securities of that series, except in the case of a default in payment on the convertible debt securities of that series. Default means any event that is, or, after notice or passage of time or both, would be, an event of default.

The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of convertible debt securities, unless those holders have offered the trustee reasonable indemnity. Subject to those trustee indemnification provisions, the holders of not less than a majority in aggregate principal amount of the convertible debt securities of each series affected (with each series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or power conferred on the trustee.

We will file annually with the trustees a certificate as to our compliance with all conditions and covenants of the indenture.

The holders of at least a majority in aggregate principal amount of any series of convertible debt securities, by notice to the trustee for that series, may waive, on behalf of the holders of all convertible debt securities of that series, any past default or event of default with respect to that series and its consequences, and may rescind and annul a declaration of acceleration with respect to that series. However, a default or event of default in the payment of the principal of, or premium or interest on, any convertible debt security and certain other defaults may not be waived.

Modification of the Indentures

We, as well as the trustee for a series of convertible debt securities, may enter into one or more supplemental indentures, without the consent of the holders of any of the convertible debt securities, in order to:

•	evidence the succession of another corporation to us and the assumption of all of our obligations under the debt securities, any related coupons and its covenants by a successor;

•	add to our covenants or surrender any of our rights or powers;

•	add additional events of default for any series;

•	add, change or eliminate any provision affecting convertible debt securities not yet issued;

•	secure the convertible debt securities;

•	establish the form or terms of convertible debt securities not yet issued;

•	evidence and provide for successor trustees;

•	if allowed without penalty under applicable laws and regulations, permit payment in respect of convertible debt securities in bearer form in the United States; or

•

correct or supplement any inconsistent provisions, cure any ambiguity or mistake, or add any other provisions, on the condition that this action does not adversely affect the interests of any holder of convertible debt securities of any series issued under the indenture in any material respect.

In addition, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding convertible debt securities of each series affected by the supplemental indenture, we and the trustee may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or any supplemental indenture or modifying the rights of the holders of convertible debt securities of that series. However, no supplemental indenture may, without the consent of the holder of each convertible debt security that is affected:

•	change the time for payment of principal or interest on any convertible debt security;

•	reduce the principal of, or any installment of principal of, or interest on any convertible debt security;

•	reduce the amount of premium, if any, payable upon the redemption of any convertible debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of an original issue discount convertible debt security;

•	impair the right to institute suit for the enforcement of any payment on or for any convertible debt security;

•	modify the conversion rights or provisions with respect to subordination in a manner adverse to the holders;

•

reduce the percentage in principal amount of the outstanding convertible debt securities of any series the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

•	modify the provisions relating to waiver of some defaults or any of the foregoing provisions; or

•	change the currency of payment.

Any supplemental indenture will be filed with the SEC as an exhibit to:

•	a post-effective amendment to the registration statement of which this prospectus is a part;

•	an annual report on Form 10-K;

•	a quarterly report on Form 10-Q; or

•	a current report on Form 8-K.

Covenant Defeasance

If the applicable prospectus supplement so indicates, we may elect to be released from our obligations for certain covenants applicable to the convertible debt securities of any series upon deposit with the related trustee of an amount sufficient to discharge the indebtedness evidenced by the convertible debt securities of that series. The deposit must consist of either money or obligations of the United States or any agency or instrumentality of the United States the payment of which is backed by the full faith and credit of the United States, which, through the payment of principal and interest on those obligations and complying with their terms, will provide funds in an aggregate amount sufficient to pay when due, including as a consequence of redemption in respect of which notice is given on or prior to the date of irrevocable deposit, the principal of, premium, if any, and interest on all convertible debt securities of the series.

When a covenant defeasance occurs, we will:

•	be released only from our obligations to comply with certain covenants contained in the indenture relating to the convertible debt securities,

•	continue to be obligated in all other respects under those convertible debt securities, and

•	continue to be contingently liable for the payment of principal, premium and interest for those convertible debt securities.

Unless the applicable prospectus supplement specifies otherwise and except as described below, the conditions to covenant defeasance are as follows:

•	the covenant defeasance must not result in a breach or violation of, or constitute a default or event of default under, the applicable indenture or any other of our material agreements or instruments;

•

certain bankruptcy-related defaults or events of default with respect to us must not have occurred and be continuing during the period commencing on the date of the deposit of the trust funds to defease the convertible debt securities and ending on the 91st day after that date;

•	we must deliver to the trustee an opinion of counsel to the effect that the holders of the convertible debt securities:

•	will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and

•	will be subject to federal income tax on the same amounts and in the same manner and at all the same times as would have been the case if the covenant defeasance had not occurred;

•	we must deliver to the trustee an officer’s certificate and an opinion of counsel addressing compliance with the conditions precedent to covenant defeasance; and

•	we must comply with any additional conditions to the covenant defeasance that may be imposed on us pursuant to the applicable indenture.

The indenture requires that a nationally recognized firm of independent public accountants deliver to the trustee a written certification as to the sufficiency of the trust funds deposited for covenant defeasance of the convertible debt securities. Holders of the convertible debt securities do not have recourse against that firm under the indenture.

If we exercise our covenant defeasance option, payment of the convertible debt securities may not be accelerated because of a default or an event of default for the covenants to which the covenant defeasance is applicable. However, if acceleration occurs, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the convertible debt securities, because the required deposit in the defeasance trust is based on scheduled cash flow rather than market value, which will vary depending on interest rates and other factors.

The applicable prospectus supplement may further describe the provisions, if any, applicable to covenant defeasance for convertible debt securities of a particular series.

Description of the Stock Purchase Contracts and the Stock Purchase Units

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either:

•	our debt securities, convertible debt securities or convertible subordinated debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities;

securing the holders’ obligations to purchase the common stock under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner, and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units, and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not contain all of the information that you may find useful. For more information, you should review the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, the prepaid securities and the document contracts or stock purchase units, and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. These documents will be filed with the SEC promptly after the offering of the stock purchase contracts or stock purchase units, as necessary. Material U.S. federal income tax consideration applicable to the stock purchase contracts and the stock purchase units will also be discussed in the applicable prospectus supplement.

Plan of Distribution

We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including

•	the name or names of any underwriters, if any, and if required, any dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If we use underwriters in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to specific limited conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

All securities we offer other than common stock will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the securities being offered as long as the stabilizing bids do not exceed a specified maximum. Underwriters may over-allot the offered securities in connection with the offering, thus creating a short position in their account. Syndicate covering transactions involve purchases of the offered securities by underwriters in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

Legal Matters

Perkins Coie LLP, Seattle, Washington, will provide Esterline with an opinion as to the legality of the securities we are offering.

Experts

Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedule included or incorporated by reference in our Annual report on Form 10-K for the year ended October 31, 2003, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

3,450,000 Shares

Common Stock

Prospectus

Jefferies & Company

October 9, 2007